SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under 240.14a-12

Chico’s FAS, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHICO’S FAS, INC.

11215 Metro Parkway

Fort Myers, Florida 33966

May 4, 2012

TO OUR STOCKHOLDERS:

It is our pleasure to invite you to attend our 2012 Annual Meeting of Stockholders at 9:00 A.M. local time on Thursday, June 21, 2012, at our National Store Support Center located at 11215 Metro Parkway, Fort Myers, Florida. The meeting will begin with a discussion and voting on the matters described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders, followed by a report on Chico’s FAS, Inc.’s financial performance.

The attached Proxy Statement is a critical element of the corporate governance process. Its purpose is to answer your questions and to provide you with information about the Company’s Board of Directors and executive officers, and a discussion of proposals that require your vote. Please read these materials so you will understand what business will be transacted and voted upon at the meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) instead of a paper copy of our proxy materials (i.e, this Notice of Annual Meeting, the Proxy Statement, our 2011 Annual Report, and a form proxy card or voting instruction form). The Notice of Internet Availability contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail. This process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

On behalf of the associates and directors of Chico’s FAS, Inc., we thank you for your continued support and confidence in our Company.

DAVID F. DYER

President and Chief Executive Officer

CHICO’S FAS, INC.

11215 Metro Parkway

Fort Myers, Florida 33966

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 21, 2012

To the Stockholders of Chico’s FAS, Inc.:

TIME	9:00 A.M., local time, on Thursday, June 21, 2012

PLACE	Gralnick Auditorium

Chico’s FAS, Inc. National Store Support Center

11215 Metro Parkway

Fort Myers, Florida 33966

ITEMS OF BUSINESS

1.     To elect two Class I directors, each to serve for a three-year term;

2.     To approve the Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan;

3.     To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 2, 2013 (fiscal 2012);

4.     To approve an advisory resolution to approve executive compensation; and

5.     To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you were a stockholder of record on April 23, 2012.

ANNUAL REPORT	Our 2011 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

ACCESS	Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by way of a Notice of Internet Availability of Proxy Materials. For all stockholders, this 2012 proxy statement and our 2011 Annual Report may be accessed at https://materials.proxyvote.com/168615, which does not have “cookies” that identify visitors to the site.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. If you are a stockholder of record, as an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you wish to submit your proxy by telephone or via the Internet, please follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card or voting instruction form. If you should be present at the meeting and desire to vote in person, you may withdraw your proxy. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record in order to vote your shares.

By Order of the Board of Directors,

A. Alexander Rhodes

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2012 Stockholder Meeting to Be Held on June 21, 2012:

This Proxy Statement and our 2011 Annual Report are available at https://materials.proxyvote.com/168615. This website address contains the following documents: the Notice of the Annual Meeting, this Proxy Statement and our 2011 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

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CHICO’S FAS, INC.

11215 Metro Parkway

Fort Myers, Florida 33966

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 21, 2012

To the Stockholders of	May 4, 2012

Chico’s FAS, Inc.:

These proxy materials are delivered in connection with the solicitation of proxies by the Board of Directors of Chico’s FAS, Inc. (the “Company,” “we,” or “us”), a Florida corporation, to be voted at our 2012 Annual Meeting of Stockholders and at any adjournments or postponements thereof.

You are invited to attend our Annual Meeting of Stockholders on June 21, 2012, beginning at 9:00 A.M., local time. The Annual Meeting will be held at our National Store Support Center located at 11215 Metro Parkway, Fort Myers, Florida. Stockholders will be admitted beginning at approximately 8:30 A.M. The operation of cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

It is important that proxies be returned promptly to avoid unnecessary expense to the Company. Therefore, regardless of whether you plan to attend the Annual Meeting or the number of shares of stock you own, please take the time to vote as soon as possible so that your shares are represented at the meeting.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, approval of our 2012 Omnibus Stock and Incentive Plan, ratification of the appointment of the Company’s independent certified public accountants, and adoption of an advisory resolution to approve executive compensation. In addition, the Company’s management will report on the performance of the Company and respond to questions from stockholders.

When are these materials being mailed?

As permitted by the SEC, the Company is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about May 8, 2012, we will mail to most stockholders a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet, and mail printed copies of the proxy materials to the rest of our stockholders. A similar Notice will be sent by brokers, banks and other nominees to beneficial owners of shares of which they are the record holder.

Why did I receive a notice of the Internet availability of the Company’s proxy materials (the “Notice of Internet Availability”), instead of a full set of printed proxy materials?

SEC rules allow us to provide access to our proxy materials over the Internet instead of mailing a full set of such materials to every stockholder.

For most of our stockholders, we have arranged to send you a Notice of Internet Availability. All of our stockholders may access our proxy materials over the Internet using the directions below under “How do I access the Company’s proxy materials online?” or by using the directions set forth in the Notice of Internet Availability. In addition, by following the instructions set forth at such Internet site or the instructions set forth in the Notice of Internet Availability, any stockholder may request that a full set of printed proxy materials be sent to them.

We have chosen to send the Notice of the Internet Availability to stockholders to reduce the impact of printing our proxy materials on the environment and to save on the costs of printing and mailing incurred by the Company.

How do I access the Company’s proxy materials online?

The Company’s 2012 proxy statement for the Annual Meeting and 2011 Annual Report may be accessed at https://materials.proxyvote.com/168615, which does not have “cookies” that identify visitors to the site.

How do I request a paper copy of the proxy materials?

Paper copies of the Company’s proxy materials will be made available at no cost to you, but they will only be sent to you if you request them. To request a paper copy of the proxy materials, follow the instructions on the Notice of Internet Availability which you received. You will be able to submit your request for copies of the proxy materials by sending an email to the email address set forth in the Notice of Internet Availability, by going to the Internet address set forth in the Notice of Internet Availability or by calling the telephone number provided in the Notice of Internet Availability.

What is a proxy?

It is your legal designation of another person to vote on matters transacted at the Annual Meeting based upon the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The form of proxy card included with this proxy statement designates each of David F. Dyer, Pamela K Knous and A. Alexander Rhodes as proxies for the 2012 Annual Meeting.

What is a proxy statement?

It is a document that the SEC’s regulations require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name, you are a stockholder of record. When you properly vote in accordance with the instructions provided in the Notice of Internet Availability, you are instructing the named proxies to vote your shares in the manner you indicate on your proxy.

If your shares are held in the name of your broker or other institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your broker or other institution or its respective nominee is the stockholder of record for your shares. As the holder of record, only your broker, other institution or nominee is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person, you must contact your broker or other institution to obtain the authority to do so. Street name holders can access their proxy materials through the Internet or can elect to receive their proxy materials directly from their broker or other institution by contacting their broker or other institution. When you properly vote in accordance with the instructions provided in the Notice of Internet Availability, you are giving your broker, other institution or nominee instructions on how to vote the shares they hold for you.

Applicable SEC and New York Stock Exchange (“NYSE”) regulations severely limit the matters your broker may vote on without having been instructed to do so by you. If you do not instruct your broker on how to vote your shares regarding the election of directors, the new 2012 Omnibus Stock and Incentive Plan, and the advisory vote on the resolution to approve executive compensation, then your shares will not be voted on these matters. We urge you to instruct your broker about how you wish your shares to be voted.

What is the record date and what does it mean?

The record date for the 2012 Annual Meeting is April 23, 2012. The record date is established by the Board of Directors as required by law and the Company’s Amended and Restated Articles of Incorporation and By-laws. Owners of record of common stock at the close of business on the “record date” are entitled to:

(a)	receive notice of the meeting, and

(b)	vote at the meeting and any adjournments or postponements of the meeting.

What constitutes a “quorum” for the meeting?

A certain minimum number of shares must be present or represented by proxy at a meeting before any stockholder vote at the meeting can be effective. A quorum is necessary to conduct business at the meeting. For the Annual Meeting, the quorum requirement will be satisfied if a majority of the outstanding shares of common stock is present and/or represented by proxy. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum.

Who is entitled to vote and how many votes do I have?

If you are a common stockholder of record at the close of business on the record date, you can vote. For each matter presented for vote, you have one vote for each share you own. If you are a holder in street name at the close of business on the record date, you generally will have the right to instruct your broker or other holder of record how to vote your shares, although specific procedures depend on the terms of your account arrangement. As of the record date, there were 167,670,351 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $.01 per share, are the only outstanding voting securities of the Company.

How do I vote my shares?

If you are a stockholder of record, you may vote by proxy in three convenient ways:

—	Online: Go to www.proxyvote.com and follow the instructions. You will need to enter certain information that is printed on your proxy card or Notice of Internet Availability in order to vote online.

—

By telephone: Call toll-free 1-800-690-6903 within the United States, U.S. territories and Canada and follow the instructions. You will need to provide certain information that is printed on your proxy card or Notice of Internet Availability in order to vote by phone.

—	By mail: As an alternative to submitting your proxy online or by telephone, you may submit your proxy by mail.

If you received only the Notice of Internet Availability and desire a paper copy of a proxy card and/or the other proxy materials so that you can submit your proxy by mail, you may follow the procedures outlined in such Notice (i) to access the proxy materials online and print out a copy of a proxy card, or (ii) to request a paper copy of the proxy materials, including a proxy card.

If you received or otherwise secured a paper copy of the proxy materials and wish to submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-prepaid envelope. If you do not have the prepaid envelope, please mail your completed proxy card to the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

You may also vote in person at the meeting.

How do I vote if a bank, broker or other nominee is the record holder of my stock?

If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to vote by following the instructions on the voting instruction form or Notice of Internet Availability that you receive from your bank, broker or other nominee. If your shares are held in street name and you wish to cast your vote in person at the Annual Meeting, you must either (i) obtain a “legal proxy,” executed in your favor, from the bank, broker, or nominee, as the case may be, or (ii) obtain a proxy direction form from the bank, broker, or nominee, as the case may be, and follow the instructions on the form so as to provide such bank, broker or nominee with your directions as to how you want such shares to be voted.

Applicable SEC and NYSE regulations severely limit the matters your broker, financial institution or other nominee may vote on without having been instructed to do so by you. If you do not instruct your broker, financial institution or other nominee on how to vote your shares regarding the election of directors, the new 2012 Omnibus Stock and Incentive Plan, and the advisory vote on the resolution to approve executive compensation, then your shares will not be voted on these matters. We urge you to instruct your broker, financial institution or other nominee about how you wish your shares to be voted.

Can I change my vote?

You may revoke your proxy or change your voting instructions before the time of voting at the meeting in several ways.

If you are a stockholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting by voting again online or by telephone or by returning a later dated proxy card to Broadridge at the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your vote must be received before the polls close at the Annual Meeting. You can also change your vote by voting in person at the Annual Meeting. If you hold your shares in street name, please check with that firm for instructions on how to change your vote.

If I submit a proxy, how will my shares be voted?

By giving us your proxy, you authorize the individuals named as the proxies to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the director candidates and any or all of the other proposals. You may also abstain from voting. If you vote online or by telephone, you must indicate how you wish to vote on each item.

If you sign and return a proxy card without indicating your instructions, your shares will be voted for the election of the two nominees to serve three-year terms on our Board of Directors, for approval of the Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan, for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 2, 2013 (fiscal 2012), and for approval of the advisory vote on the resolution to approve executive compensation.

The individuals named as the proxies to vote your shares also have the discretionary authority to vote your shares on any other matter that is properly brought before the Annual Meeting. If you wish to give your proxy to someone other than the individuals the Company has named to vote your shares, please cross out the names of those individuals and add the name of the person you wish to designate as your proxy.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What are the Board’s recommendations?

The Board’s recommendations regarding the proposals to be considered at the Annual Meeting are set forth together with the descriptions of the proposals in this proxy statement. In summary, the Board recommends a vote:

—	for election of the two nominees for the Class I Director positions (see page 9).

—	for approval of the Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan (see page 24).

—	for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 2, 2013 (fiscal 2012) (see page 32).

—	for approval of the advisory resolution to approve executive compensation (see page 33).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

My shares are held in street name. How are my shares voted if I do not return voting instructions?

If your shares are held in the name of a brokerage firm, financial institution or other nominee, your shares may be voted on a limited number of items even if you do not provide the brokerage firm, financial institution or other nominee with voting instructions. Brokerage firms, financial institutions and other nominees have limited authority under NYSE rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a “routine” matter under NYSE rules and the brokerage firm, financial institution or other nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm, financial institution or other nominee cannot vote the shares on that proposal. This is called a “broker non-vote.”

Proposal 3, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012, is a routine matter for which the brokerage firm, financial institution or other nominee who holds your shares can vote your shares even if it has not received instructions from you. All other proposals in this proxy statement are non-routine matters and accordingly the brokerage firm, financial institution or other nominee cannot vote your shares on those proposals without your instructions.

We only count broker non-votes in determining whether a quorum is present.

What vote is required to approve each item?

Election of Directors.    Our Board of Directors has instituted a majority vote standard for the election of directors in uncontested elections. This means that a director nominee will be elected if the number of votes cast “FOR” that nominee exceeds the number of votes cast “AGAINST” that nominee.

If you return a signed proxy card or otherwise complete your voting by proxy online or by telephone but abstain from voting on any of the nominees, your shares will not be voted with respect to those nominees. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

Approval of the Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan.    The Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan will be approved if the number of votes cast “FOR” approval of such plan by holders entitled to vote exceeds the number of votes cast opposing the approval of the plan.

Ratification of Appointment of Accountants.    The appointment of Ernst & Young LLP as the Company’s independent certified public accountants for fiscal 2012 will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.

Advisory Resolution to Approve Executive Compensation.    The advisory resolution to approve executive compensation will be approved if the number of votes cast “FOR” approval of such advisory resolution by holders entitled to vote exceeds the number of votes cast opposing the approval of the advisory resolution. While the Board of Directors and its Compensation and Benefits Committee will carefully consider the stockholder vote, the final vote is advisory in nature and will not be binding on the Board or the Company.

Other Items.    If any other item requiring a stockholder vote should come before the meeting, the item will be approved if the number of shares voting for the item is greater than the number of shares voting against the item.

What are abstentions and broker non-votes?

An abstention occurs when a stockholder of record (which may be a broker or other nominee of a street name holder) is present at a meeting (or deemed present) but fails to vote on a proposal or indicates that the stockholder abstains from voting on the election of directors or a proposal. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the street name owner of the shares.

How are abstentions and broker non-votes counted when tabulating the vote?

Abstentions, that is, a properly executed proxy marked “ABSTAIN” and broker non-votes with respect to a particular matter do not count in any vote totals for or against any matter, even though the shares associated with such abstentions and broker non-votes are counted for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of any vote, abstentions and broker non-votes will have the same effect as does a share that is not present or otherwise not voted, as more specifically described below.

Election of Directors.    Abstentions and broker non-votes will have no effect on the outcome of the election of candidates for director as they do not count as either “FOR” or “AGAINST” votes.

Approval of the Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan.    Because the proposal to approve the Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan is a matter on which brokers, financial institutions and other nominees are not empowered to vote without instructions, there may be broker non-votes. For purposes of approval of such plan, abstentions and broker non-votes will have no effect on the outcome of the approval as they do not count as either “FOR” or “AGAINST” votes.

Ratification of Appointment of Accountants.    Abstentions will have no effect on the outcome of the ratification of the appointment of the accountants. As for broker non-votes, the ratification of the appointment of the independent certified public accountants for fiscal 2012 is a matter on which a broker, financial institution or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with ratification of the appointment.

Advisory Resolution on Executive Compensation.    Abstentions and broker non-votes will have no effect on the outcome of the advisory resolution on executive compensation as they do not count as either “FOR” or “AGAINST” votes.

Are votes confidential? Who counts the votes?

The votes of all stockholders are held in confidence from directors, officers and employees, except:

(a)	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

(b)	in case of a contested proxy solicitation,

(c)	if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or

(d)	to allow the independent inspectors of election to certify the results of the vote.

All votes will be tabulated by employees of Broadridge Investor Communications Services whose representatives will serve as one or more of the inspectors of election.

Where can I find the voting results of the Annual Meeting?

We will report the voting results on a Current Report on Form 8-K filed with the SEC within four business days of the 2012 Annual Meeting.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, electronic transmission, facsimile transmission or telegram. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred. The Company has not engaged any outside service provider to assist in the solicitation of proxies.

What does it mean if I receive more than one Notice of Internet Availability or package of proxy materials?

This means that you have multiple accounts holding Chico’s FAS, Inc. shares. These may include: accounts with our transfer agent, Registrar and Transfer Company, shares held by the administrator of our employee stock purchase plan, and accounts with a broker, bank or other holder or record. Please follow the voting instructions provided on each proxy card, Notice of Internet Availability or voting instruction forms that you receive to ensure that all of your shares are voted.

How do I contact the Board of Directors?

You can send written communications to one or more members of the Board, addressed to:

Chairman, Board of Directors

Chico’s FAS, Inc.

c/o Corporate Secretary

11215 Metro Parkway

Fort Myers, Florida 33966

All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the Company.

How do I submit a stockholder proposal or nominate directors for the 2013 Annual Meeting?

The Company’s 2013 Annual Meeting is currently expected to be held on June 27, 2013. If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by January 6, 2013. Proposals should be addressed to the Company’s Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966. In addition, the Company’s Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders’ meeting. That notice must be given at least 60 days before the date of the Company’s 2013 Annual Meeting and must provide certain other information as described in the Company’s Amended and Restated Articles of Incorporation. See “Stockholder Proposals for Presentation at the 2013 Annual Meeting.”

1.	ELECTION OF CLASS I DIRECTORS

The full Board is currently comprised of eight directors. The Board is divided into three classes with one class consisting of two directors and two classes consisting of three directors.

Directors are elected for three-year terms.

Nominees for Election

The terms of the existing Class I directors, Ross E. Roeder and Andrea M. Weiss, expire at the 2012 Annual Meeting. The Board has nominated Mr. Roeder and Ms. Weiss to continue serving as Class I directors.

The Class II directors, Verna K. Gibson, Betsy S. Atkins and David F. Dyer, serve until the Annual Meeting of Stockholders in 2013. The Class III directors, David F. Walker, John J. Mahoney, and Stephen E. Watson serve until the Annual Meeting of Stockholders in 2014.

The election of the two Class I directors will take place at the 2012 Annual Meeting. At a Board meeting on March 1, 2012, the Board approved the recommendation of the Corporate Governance and Nominating Committee and nominated the following persons to stand for election at the 2012 Annual Meeting:

Class I Director Seats

Ross E. Roeder

Andrea M. Weiss

The following information is supplied for each person that the Board nominated and recommended for election and is based upon our records and information furnished to us by the nominees. It includes the experience, qualifications, attributes or skills that caused the Corporate Governance and Nominating Committee and the Board to determine that the person should serve as one of our directors.

Ross E. Roeder, 73, has been a director since 1997 and currently serves as the Chairman of the Board, having been appointed Chairman in January 2009. Mr. Roeder is the former Chairman of Smart & Final, Inc., having held this position from 1999 and having also served as a director of SFI Corporation, the parent corporation of Smart & Final, from 1984 until his retirement in 2007. From 1999 until 2004, Mr. Roeder also held the position of Chief Executive Officer of Smart & Final, Inc. From 1986 to 1998, Mr. Roeder served as a director of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, and from 1993 to 1998 served as its Chairman of the Board. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company. Mr. Roeder was also a director of Mercantile Bank from 1995 to 2006.

As the former chief executive officer of a retail company and our current Chairman, Mr. Roeder has many years of experience as a senior executive in the retail industry. We believe that Mr. Roeder’s extensive retail industry experience and executive leadership experience coupled with his 15 years as a director of the Company, qualifies him to sit on our Board.

Andrea M. Weiss, 56, has been a director since February 2009. Ms. Weiss has extensive specialty retail experience having served in several senior executive positions with dELiA*s Inc., The

Limited, Inc., Intimate Brands, Inc., Guess, Inc., and Ann Taylor Stores, Inc. She is the founder and current President and Chief Executive Officer of Retail Consulting, Inc., a boutique consulting practice focused on product and brand development, consumer contact strategies, operational improvements, and turnarounds, and has served as its President and Chief Executive Officer since its formation in October 2002. Ms. Weiss currently serves on the board of directors of Cracker Barrel Old Country Store, Inc. Previously, Ms. Weiss served on the boards of directors of GSI Commerce, Inc. from 2006 to 2011 and Ediets.com, Inc. from 2004 to 2009.

In her various senior executive roles and as a consultant, Ms. Weiss has obtained significant marketing and consumer branding experience. We believe Ms. Weiss’ valuable expertise and insights in building brand awareness, proprietary brand development and consumer behavior qualify her to sit on our Board.

If elected, Mr. Roeder and Ms. Weiss will continue their service on the Board beginning at the 2012 Annual Meeting and will serve on the Board until the Annual Meeting in 2015, or until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote such proxy “FOR” the election of Mr. Roeder and Ms. Weiss as Class I directors of the Company.

None of the nominees is related to another or to any other director or any executive officer of the Company by blood, marriage, or adoption.

Each of the proposed nominees for election as directors has consented to serve if elected. If, as a result of circumstances not now known or foreseen, any of the nominees becomes unable or unwilling to serve as a director, proxies may be voted for the election of such other person or persons as the Board of Directors may select. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES FOR ELECTION AS CLASS I DIRECTORS.

Directors Continuing in Office

Directors whose present terms continue until 2013 (Class II directors):

Verna K. Gibson, 69, has been a director since 1993. Ms. Gibson provided consulting services to the Company during most of fiscal 2010 including serving as Interim Brand President for Soma Intimates from November 2009 to May 2010 and thereafter assisting with the transition to a new Brand President for Soma. Such consulting services did not continue into fiscal 2011. In fiscal 2010, Ms. Gibson’s consulting fees totaled $350,000. Ms. Gibson received no consulting fees in fiscal 2011.

From 1985 to 1991, Ms. Gibson was President and Chief Executive Officer of the Limited Stores Division of The Limited, Inc., a retail apparel specialty chain. From January 1991 through 1995, she served as President of Outlook Consulting Int., Inc. and in January 1999, she resumed the position of President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. From 1993 to fall 1999, Ms. Gibson was a partner of Retail Options, Inc., a New York based retail consulting firm.

As a former Chief Executive Officer and retailing consultant, Ms. Gibson has many years of experience in the retail industry. We believe that her significant operational experience, leadership skills, and her understanding of the Company and our business as a result of her 19 years of past service on the Company’s Board and her past assistance to the Company as a consultant, all qualify her to sit on our Board.

Betsy S. Atkins, 58, has been a director since 2004 and is the Chief Executive Officer of Baja Ventures, an independent venture capital firm focused on technology, social media, ecommerce, and renewable energy since 1994. Previously, Ms. Atkins was Chairman and Chief Executive Officer of NCI, Inc., a functional food/nutraceutical company from 1991 to 1993.

Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989, a member of their Board of Directors, and served as its Executive Vice President of Sales, Marketing, Professional Services and International Operations prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins is Chairman of the Board for AnyPresence and currently also serves on the Boards of Directors of Polycom, Inc., SunPower Corporation, Schneider Electric, S.A., as well as a number of private companies. Previously, Ms. Atkins served on the boards of directors of Vonage Holdings Corp. from 2005 to 2007, Reynolds American, Inc. from 2004 to 2010 and Towers Watson, Inc. during 2010. Ms. Atkins was a Presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee from 2001 to 2003, and has been a member of the Florida International University College of Medicine Health Care Network Faculty Group Practice, Inc. since February 2010.

Ms. Atkins has a strong skill set in many areas, including managerial and operational experience, particularly in the media, ecommerce, and software industries. In addition, Ms. Atkins has extensive public board experience including with large multinational companies, and provides focused expertise relative to corporate governance matters. We believe that Ms. Atkins’ leadership and knowledge in corporate governance qualify her to sit on our Board.

David F. Dyer, 62, has been a director since 2007 and has been President and Chief Executive Officer of the Company since January 8, 2009. Mr. Dyer is the former President and Chief Executive Officer of Tommy Hilfiger Corporation where he served from August 2003 until his retirement in May 2006. Mr. Dyer was retired from May 2006 until January 2009. Prior to joining Tommy Hilfiger Corporation, Mr. Dyer served as President and Chief Executive Officer of Lands’ End from 1998 through 2002. From June 2002 until August 2003, Mr. Dyer also served as Executive Vice President of Sears and a member of its Management Executive Committee. In addition to his position as President and Chief Executive Officer of Lands’ End, his responsibilities included the Sears Direct businesses, both internet and catalog, and the Great Indoors Home division of Sears. Mr. Dyer previously served in various other roles at Lands’ End from 1989 to 1994, including as Vice Chairman and Director from 1991 to 1994. Mr. Dyer began his career with Burdines, a division of Federated Department Stores, and held various merchandising and marketing posts during his 17 years there. He later served as President and Chief Operating Officer of Home Shopping Network and was Acting President of J. Crew Catalog from 1997 to 1998. Mr. Dyer currently also serves on the Board of Directors of Zale Corporation. Previously, Mr. Dyer served on the boards of directors of Advo, Inc. from 1997 to 2007 and Tommy Hilfiger Corporation from 2003 to 2006.

As the former chief executive officer of two retail companies as well as serving as our current Chief Executive Officer, Mr. Dyer has extensive management and leadership experience and a deep knowledge of the complex financial and operational issues that retail companies encounter. We believe Mr. Dyer’s experience and success in the apparel industry, his leadership skills and his understanding of the Company and our business qualify him to sit on our Board.

Directors whose present terms continue until 2014 (Class III directors):

David F. Walker, 58, has been a director since 2005. From 2002 through 2009, he was the Director of the Accountancy Program at the University of South Florida in St. Petersburg and led the school’s Program for Social Responsibility and Corporate Reporting. For approximately 27 years, through 2002, Mr. Walker was with the accounting firm of Arthur Andersen LLP, having served as a partner with the firm from 1986 until 2002, and most recently until 2002 as partner in charge of the firm’s assurance and business advisory services practice in the Florida/Caribbean region. Mr. Walker is a certified public accountant, certified fraud examiner, and holds a Masters of Business Administration degree from the University of Chicago Graduate School of Business. He currently also serves on the Board of Directors of CommVault Systems, Inc. and CoreLogic, Inc. Mr. Walker also served on the Boards of Directors of First Advantage Corporation from 2003 to 2009 and Technology Research Corporation, Inc. from 2004 to 2010.

We believe that Mr. Walker’s distinguished role in academia, his service as a former partner at one of the global accounting firms, and his experience on other public company boards provide the Board with significant public company accounting, disclosure and risk oversight experience and qualifies him to sit on our Board.

John J. Mahoney, 60, has been a director since 2007 and is currently the Vice Chairman for Staples, Inc., having served as Vice Chairman since January 2006. Mr. Mahoney also served as as Chief Financial Officer for Staples, Inc. from 1996 through January 2012. Prior to 1996, Mr. Mahoney was a partner at Ernst & Young LLP. He currently serves on the Board of Directors of Zipcar, Inc. Previously, Mr. Mahoney served on the boards of directors of Advo, Inc. from 2001 to 2007 and Tweeter Home Entertainment Group, Inc. from 2004 to 2007.

As current Vice Chairman and former Chief Financial Officer of a Fortune 500 retail company, Mr. Mahoney brings extensive experience in a number of important areas including finance and strategic planning, as well as a deep knowledge of the various issues that retail companies currently face which we believe qualifies him to sit on our Board.

Stephen E. Watson, 67, has been a director since November 2010. Mr. Watson brings to the Board nearly 40 years of executive and director experience in the retail industry, holding various executive officer positions with Dayton Hudson Corporation, including Chairman and Chief Executive Officer of Dayton Hudson Department Stores Co. and President of Dayton Hudson Corporation. Mr. Watson retired in 2002 as President and Chief Executive Officer of Gander Mountain Company, a privately held retailer for outdoor sports and recreation activities. Mr. Watson currently also serves on the Board of Directors of Regis Corporation and Kohl’s Corporation. From 1997 through 2005, Mr. Watson was a director of Shopko Stores, Inc. From 2004 through 2007, Mr. Watson was a director of Smart & Final, Inc. He also served on the Boards of Norwest Bank from 1990 to 1996, Target Corporation from 1991 to 1996, Retek, Inc. from 1999 to 2004 and Eddie Bauer Holdings, Inc. from 2005 to 2010.

We believe that Mr. Watson’s experience as a leading senior executive officer of several complex and specialty retail businesses, his experience as a director of other public retail companies and his broad knowledge of areas such as retail operations, corporate finance, accounting, marketing and merchandise procurement qualifies him to sit on our Board.

Director Nominations and Qualifications

Responsibility for Selection of Director Candidates

The Board is responsible for selecting director candidates. The Board has delegated the screening process to the Corporate Governance and Nominating Committee, with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. The Corporate Governance and Nominating Committee identifies individuals qualified to become Board members and recommends such individuals to the Board for its consideration.

Director Criteria

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates in the context of the then current composition of the Board. This assessment includes experience in retail, finance, administration, operations and marketing, as well as diversity.

The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, personal background, qualities, skills, qualifications, gender, and ethnicity/race, resulting in the ability to contribute naturally varying perspectives. The Committee does not have a formal policy with respect to diversity; however the Board and the Committee believe that diversity in experiences, qualifications, backgrounds, and personal characteristics is important to the effectiveness of the Board’s oversight of the Company.

Director candidates should be able to provide insights and practical wisdom based on their experience and expertise. Directors are expected to prepare for, attend and participate in Board and Board Committee meetings, to ask direct questions and require straight answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. Service on other boards and other commitments are considered by such Committee when reviewing Board candidates.

The Board believes that each of its directors:

—	Is knowledgeable and has significant insight relevant to the retail industry;

—	Has demonstrated high ethical standards and personal integrity;

—	Takes his or her responsibility to the Board seriously;

—	Has a record of personal and professional achievement;

—	Demonstrates strong leadership skills in his or her area of present and past expertise;

—	Has the interest, time available and commitment to fulfill his or her responsibilities as director; and

—	Demonstrates the ability and willingness to contribute with other directors and with management.

Based on the all of these factors, the Company believes that each of its directors is qualified to serve on its Board of Directors.

Identifying and Evaluating Nominees

In evaluating potential nominees to its Board of Directors, the Board considers, among other things, the following:

—	Personal qualities and characteristics, accomplishments and reputation in the business community;

—	Knowledge of the retail industry and other relevant industry practices;

—	Relevant experience and background that would benefit the Company;

—	Ability and willingness to commit adequate time to Board and committee matters;

—	The fit of individual skills and attributes with those of other directors which will build on the dynamics of the Board; and

—	Diversity of viewpoints, professional experience, individual characteristics, personal background, and qualities and skills.

Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, current management, professional search firms, stockholders or other persons.

The Committee generally identifies nominees by first determining whether the current members of the Board continue to provide the appropriate mix of knowledge, skills, judgment, experience, diversity, differing viewpoints and other qualities necessary for the Board to direct the Company. Furthermore, the Committee regularly engages in Board succession planning by assessing the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the applicable criteria for directors. In addition, when the Committee seeks a new candidate for directorship, it seeks qualifications from the individual that will complement the attributes and perspectives of the other members of the Board. The Committee takes into consideration whether particular individuals satisfy the independence criteria set forth in the NYSE listing standards, together with any special criteria applicable to service on various committees of the Board.

Once the Committee has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may ask Board members or engage third parties to gather additional information about the prospective nominee’s background and experience and to report the findings to the Committee. The Committee then evaluates the prospective nominee against the criteria set out in the Company’s Corporate Governance Guidelines. The Committee also considers such other relevant factors as it deems appropriate, including the backgrounds, qualifications and skills of existing Board members, the balance of management and independent directors, the need for Audit Committee expertise, and the Committee’s evaluation of other prospective nominees.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, the Chair of the Committee, one of the other independent directors, as well as the Chief Executive Officer, and others as appropriate, interview prospective nominees in person or by telephone. After completing these evaluations and interviews, the Committee deliberates and makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Stockholder Nominees

The policy of the Corporate Governance and Nominating Committee is to consider written recommendations from stockholders for positions on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporate Secretary of the Company or any member of the Committee in writing with whatever supporting material the stockholder considers appropriate, including the nominee’s name and qualifications for Board membership. In evaluating the nominations, the Committee seeks to address the criteria set forth above. The Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions set forth in the Amended and Restated Articles of Incorporation of the Company relating to stockholder nominations. See “Stockholder Proposals for Presentation at the 2013 Annual Meeting” on page 71 for further information. The Company received no stockholder nominations in fiscal 2011.

Compensation of Directors

General.    The Board’s independent compensation consultant assists the Board in reviewing and setting director compensation, including by providing the Board with a review and analysis of the prevailing outside director compensation structures and utilizing data from the Company’s peer group companies. Such reviews and analyses are conducted periodically on a comprehensive basis, with at least an annual general update. These reviews and analyses were used in connection with implementing the compensation arrangements described below.

Indemnification.    We indemnify our directors and certain of our officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is authorized under our By-laws, and accordingly we have signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

Base Compensation and Non-Equity Benefits.    During fiscal 2011, each non-employee director received an annual retainer of $65,000. The non-employee director serving as Chairman of the Board received an additional annual retainer of $65,000. In addition, each non-employee director who served as a committee chair for the Audit and Compensation and Benefits Committees received an additional annual retainer of $20,000 and the committee chairs for the Corporate Governance and Nominating and Executive Committees received an additional annual retainer of $10,000. Beginning in fiscal 2012, the annual retainer for non-employee directors and the additional annual retainer for a non-employee director serving as Chairman of the Board will increase from $65,000 to $70,000 annually. We also established an additional annual retainer for the non-employee chair of the Merchant Committee of $15,000 and an additional annual retainer for each of the non-employee members of the Merchant Committee of $7,500. Retainer amounts for the other committee chairs will remain unchanged.

All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at board and committee meetings and non-employee directors also are entitled to elect to participate in the Company’s health insurance program with coverage provided for the director and his or her dependents and with the cost thereof paid by the Company. During the last fiscal year, Ms. Gibson, Ms. Atkins and Mr. Walker participated in this health insurance program.

Restricted Stock.    The Board has the discretion to make equity awards to non-employee directors. It is anticipated that each year around the time of the Annual Meeting of Stockholders, at the discretion of the Board, each continuing non-employee director would be awarded a determined number of shares of restricted stock or restricted stock units that would vest one year following the grant date. On June 23, 2011, for their respective service as directors, Ms. Atkins, Ms. Gibson, Mr. Mahoney, Mr. Roeder, Mr. Walker, Mr. Watson, and Ms. Weiss each received grants of 7,877 shares of restricted equity under the Company’s Second Amended and Restated 2002 Omnibus Stock and Incentive Plan (the “2002 Omnibus Plan”), with certain rights to take such award in the form of restricted stock or restricted stock units and certain rights to defer settlement. Each such restricted stock grant vests 100% on June 23, 2012. Mr. Watson elected to receive his equity grant in the form of restricted stock units to be settled in shares of the Company’s common stock. Although Mr. Watson’s award vests 100% on June 23, 2012, he has elected to defer the settlement of the restricted stock units until two years and one day after the date the award vests.

Under the current compensation arrangements, the Company’s continuing non-employee directors, Ms. Atkins, Ms. Gibson, Mr. Roeder, Mr. Walker, Mr. Mahoney, Mr. Watson and Ms. Weiss may occasionally receive additional option grants, restricted stock or restricted stock unit awards at the discretion of the Board of Directors under the applicable equity plan.

Non-Employee Director Compensation Table

The following table provides information on the compensation for non-employee directors for the fiscal year ended January 28, 2012.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Ross E. Roeder	140,000	120,203	-	-	-	-	260,203
Verna K. Gibson	75,000	120,203	-	-	-	12,057	207,260
Betsy S. Atkins	75,000	120,203	-	-	-	12,057	207,260
David F. Walker	85,000	120,203	-	-	-	16,947	222,150
Stephen E. Watson	65,000	120,203	-	-	-	-	185,203
Andrea M. Weiss	65,000	120,203	-	-	-	-	185,203
John J. Mahoney	85,000	120,203	-	-	-	-	205,203
John W. Burden, III (6)	25,874	-	-	-	-	-	25,874

(1)	The following table shows the breakdown of the Total Fees Earned or Paid in Cash between the Annual Retainer and the Committee Chair Fees.

Name	Annual Retainer Fees ($)	Chairman of the Board and Committee Chair Fees ($)	Total Fees Earned or Paid in Cash ($)
Ross E. Roeder	65,000	75,000	140,000
Verna K. Gibson	65,000	10,000	75,000
Betsy S. Atkins	65,000	10,000	75,000
David F. Walker	65,000	20,000	85,000
Stephen E. Watson	65,000	-	65,000
Andrea M. Weiss	65,000	-	65,000
John J. Mahoney	65,000	20,000	85,000
John W. Burden, III	25,874	-	25,874

(2)	The amounts included in the “Stock Awards” column represent the grant date fair value of restricted equity awards granted to directors in fiscal 2011, computed in accordance with authoritative accounting guidance. The grant date fair value for shares/units granted on June 23, 2011 was $15.26.

(3)	The Company does not maintain any non-equity incentive plans for its non-employee directors.

(4)	The Company does not maintain any pension plan or nonqualified deferred compensation plan for its non-employee directors.

(5)	For Ms. Gibson, Ms. Atkins and Mr. Walker, the amounts in this column relate to Company-paid premiums for health insurance coverage.

(6)	Mr. Burden’s service on the Board ended on June 23, 2011.

Governance of the Company

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available at www.chicosfas.com by first clicking on “Corporate Governance” and then “Corporate Governance Guidelines.” The “Corporate Governance Guidelines” are also available in print to any stockholder who requests them by contacting the Company’s Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966. These Guidelines were adopted by the Board to formalize its obligation to be independent from management, to adequately perform its function as the overseer of management, and to align the interests of the Board and management with the interests of the stockholders. The Guidelines have been updated from time to time since their initial adoption. The Company has completed its annual review of the Guidelines. The Guidelines, including all revisions to the Guidelines, as adopted by the Board, continue to meet the applicable listing standards of the NYSE and have been posted on the Company’s website.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which, among other things, requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. As of March 21, 2012, other than compensation arrangements fully described elsewhere in this proxy, no such transactions have been disclosed.

Board of Directors

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below:

Director	Audit Committee	Compensation and Benefits Committee	Corporate Governance and Nominating Committee	Executive Committee	Merchant Committee
Ross E. Roeder	X		X	Chair
Verna K. Gibson					Chair
Betsy S. Atkins		X	Chair
David F. Walker	Chair		X	X
David F. Dyer				X
John J. Mahoney	X	Chair
Stephen E. Watson	X	X		X
Andrea M. Weiss		X			X

Governance Structure

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors, and management. The stockholders elect the board and vote on extraordinary matters. The board is the Company’s governing body, responsible for hiring, overseeing and evaluating executive management, particularly the Chief Executive Officer, and management runs the Company’s day-to-day operations. Our Board of Directors currently consists of eight directors including six independent directors and two individuals who are not considered independent directors, one being a member of the Company’s senior management and the other being a former interim Brand President for the Soma Intimates brand. If all of the nominees for election are elected, the Board will be comprised of six independent directors and two non-independent directors.

Board Responsibilities

The primary responsibilities of the Board of Directors are to provide oversight, counseling, and direction to the Company’s executive management designed to address the long-term interests of the Company and its stockholders. To the extent appropriate under Florida law, the Board, in carrying out its duties, also may consider the interests of other constituencies, which include employees, suppliers, customers and the communities in which it does business, and the economy of the state of Florida and the United States. The Board’s detailed responsibilities include: (a) selecting, regularly evaluating the performance of, and approving the compensation of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving the Company’s major financial objectives, strategic and operating plans and actions; (d) overseeing the conduct of the Company’s business to evaluate whether the business is being properly managed and whether proper internal controls are in place and effective; and (e) overseeing the processes for maintaining the Company’s integrity with regard to its financial statements and other public disclosures and compliance with law and ethics.

The Board of Directors has delegated to the Chief Executive Officer, working with the Company’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board and/or its various committees with respect to significant actions to be undertaken by the Company.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held nine meetings during fiscal 2011 and each incumbent director attended at least 75% of the total number of Board meetings and meetings of committees on which he or she served. In fact, during fiscal 2011, our directors attended almost 100% of the Board and committee meetings.

During fiscal 2011, the non-employee directors of the Board met without the Chief Executive Officer or other members of management present at four of the nine Board meetings.

Board Leadership

The Company does not have a formal policy regarding the separation of its Chairman and Chief Executive Officer positions. Currently, Ross E. Roeder, an independent member of the Board, serves as Chairman while David F. Dyer serves as President and CEO. The Company believes that separating the Chairman and CEO roles and having an independent Chair conforms to governance best practices and contributes to the independence of the Board from management.

Affirmative Determination Regarding Director Independence

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director and director nominee independence in March 2012. During this review, the Board considered transactions and relationships between each director or nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors, nominees or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. A director is considered independent only if the Board affirmatively determines that the director has no material relationship with the Company, either directly or indirectly. In accordance with the Guidelines and the NYSE listing standards, a director is not independent if:

—	The director is or has been within the last three years an employee of the Company.

—	An immediate family member of the director is or has been within the last three years an executive officer of the Company.

—

The director has received more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years. This excludes director and committee fees or other forms of deferred compensation for prior service.

—

An immediate family member of the director has received more than $120,000 in direct compensation from the Company (excluding for purposes of this computation any direct compensation received as an employee of the Company (other than an executive officer)) during any twelve month period within the last three years.

—	The director or an immediate family member of the director is a current partner of the Company’s internal or external auditor.

—	The director is a current employee of the Company’s internal or external auditor.

—	An immediate family member of the director is a current employee of the Company’s internal or external auditor and works in the auditor’s audit, assurance, or tax compliance practice.

—

Within the last three years, the director or immediate family member of the director was a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit.

—

The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

—

The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payment to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

As a result of this review, and based on information furnished by all members of the Board regarding their relationships with the Company and research conducted by management with respect to outside affiliations, the Board affirmatively determined that six of the eight current directors, Mr. Roeder, Ms. Atkins, Mr. Walker, Mr. Mahoney, Mr. Watson and Ms. Weiss, are independent of the Company and its management under the independence standards set forth in the Guidelines, under the NYSE independence standards and under the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934. The Board also affirmatively determined that the Audit, Compensation and Benefits, and Corporate Governance and Nominating Committees are all comprised entirely of independent directors. In addition, members of the Compensation and Benefits Committee meet the additional standards applicable to “outside directors” under Internal Revenue Code Section 162(m) and qualify as “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

Mr. Dyer is considered a non-independent director because of his employment as President and Chief Executive Officer of the Company. The Board also determined that Ms. Gibson, who was formerly considered an independent director, is now considered a non-independent director because she recently provided consulting services to the Company and also recently served as interim Brand President for Soma Intimates.

Board’s Role in the Risk Management Process

Our Board and its Committees play an important role in overseeing management’s identification, assessment, and mitigation of risks that are material to us. In particular, our Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Audit Committee also periodically reviews with our General Counsel legal matters, if any, that may have a material adverse impact on our financial statements, compliance with laws, and material reports, if any, received from regulatory agencies.

Our Compensation and Benefits Committee is responsible for overseeing the management of risks relating to our compensation programs. In February 2012, the Committee asked management to again review our compensation policies and practices for all associates to identify general areas of risk and to communicate with the Committee’s independent compensation consultant concerning the design and structure of our executive compensation program. Management performed its review and did not identify any area of concern. As a result, management concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they include multiple incentives, balancing sales, earnings, margin, expense control and return on net assets and including certain compensation awards that are designed to encourage a longer term focus. In addition, the design and structure of our compensation programs are generally the same across all business units such that the compensation policies and practices throughout the organization do not vary significantly from the overall risk and reward structure of the Company as a whole. The Committee reviewed management’s assessments and conclusions and discussed them with management.

Our Corporate Governance and Nominating Committee oversees risks associated with corporate governance, business conduct, and ethics.

Our Merchant Committee oversees risks associated with the fashion, fit, and quality of our merchandise for each of our brands.

Code of Ethics

The Company has a Code of Ethics, which is applicable to all employees and directors of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is available at the Company’s investor relations website (www.chicosfas.com) by clicking on “Corporate Governance.” The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer or its directors) at this location on its website. No waivers have been granted under the Code of Ethics.

Communications to Non-Management Directors

Stockholders and other parties interested in communicating with the Chairman or with the other non-management directors as a group may do so by writing to: Chairman, Board of Directors, Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966. Letters addressed to the Chairman or any of the other non-management directors will be routed to the Corporate Secretary who will review all such correspondence, will keep a file with copies of such correspondence (including a log thereof), will regularly forward such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention and may also provide each of the directors with summaries of all such correspondence. Directors may at any time review the file of such correspondence or the log of such correspondence and may request copies of any such correspondence.

A separate process has been established for dealing with concerns relating to accounting, internal controls or auditing matters. Stockholders, employees, and other parties interested in communicating about any of these particular matters may alternatively submit such communications by calling a third party hotline that has been established by the Board of Directors (1-888-361-5813) and such reports will immediately be brought directly to the attention of the chair of the Company’s Audit Committee and separately to the General Counsel and to the Vice President-Internal Audit. If a communication relating to accounting, internal controls or auditing matters is received in writing by the Company, the Corporate Secretary will promptly forward such written correspondence to the chair of the Company’s Audit Committee and separately to the General Counsel and to the Vice President-Internal Audit. These particular reports, whether received through the hotline or in writing, will be handled in accordance with procedures established by the Company’s Audit Committee.

Director Attendance at Annual Meeting

The Company has no policy with regard to Board members’ attendance at stockholders’ annual meetings; however, it has been the custom for the Company’s directors to attend the annual meeting of stockholders. All eight of our directors then holding office attended the Annual Meeting in June 2011.

Corporate Governance Materials Available on the Company’s Web Site

The Company’s Corporate Governance Guidelines are available at the Company’s investor relations website (www.chicosfas.com) by clicking on “Corporate Governance.” In addition to the Company’s Corporate Governance Guidelines, other information relating to corporate governance at the Company is available on the Corporate Governance section of the Company’s investor relations website, including:

—	Audit Committee Charter

—	Compensation and Benefits Committee Charter

—	Corporate Governance and Nominating Committee Charter

—	Executive Committee Charter

—	Code of Ethics

—	Policy on Granting Equity Awards

—	Stock Ownership Guidelines

—	Complaint Procedures for Accounting Matters

The Company’s stockholders may obtain printed copies of these documents by writing to Chico’s FAS, Inc., Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966.

Committees of the Board

The Board of Directors has a standing Corporate Governance and Nominating Committee, Audit Committee, Compensation and Benefits Committee, Executive Committee, and Merchant Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee held two meetings during fiscal 2011. This Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, its principal responsibilities from the perspective of its role as a nominating committee are to interview, evaluate, nominate, and recommend individuals for membership on the Company’s Board of Directors and its committees. This Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. All of the members of this Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Audit Committee

The Audit Committee held six meetings during fiscal 2011. The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of the Company’s financial reporting, internal controls, ethics compliance, and audit functions. This Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent certified public accountants, reviews the annual financial results and the annual audit of the Company’s financial statements and approves the inclusion of the audited financial statements in the Form 10-K. The Committee also reviews the Company’s quarterly financial results and each Form 10-Q, and meets with the independent accountants and the Vice President-Internal Audit from time to time in order to review the Company’s internal controls and financial management practices. During each fiscal year, at least one (and usually more) of the meetings between this Committee and the independent accountants is held separately without management present. This Committee has established policies and procedures for the engagement of the independent accountants to provide permissible non-audit services, which includes pre-approval of all permissible non-audit services to be provided by the independent accountants.

All members of this Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. Federal regulations also require the Board to determine if a member of its Audit Committee is an “Audit Committee Financial Expert.” According to these regulations, an audit committee member can be designated an Audit Committee Financial Expert only when the audit committee member satisfies five specified qualification requirements, including experience in (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. The regulations further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Mr. Walker, the chair of this Committee, and Mr. Mahoney are each qualified as an Audit Committee Financial Expert within the meaning of the regulations of the SEC and that each of them has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Although the Board of Directors has determined that Mr. Walker and Mr. Mahoney each has the requisite attributes defined under the rules of the SEC, their respective responsibilities are generally the same as those of the other Audit Committee members. The Audit Committee members are not auditors or accountants for the Company, do not perform “field work” and are not full-time employees of any audit firm. The SEC has determined that an audit committee member who is designated as an Audit Committee Financial Expert will not be deemed to be an “expert” for any purpose as a result of being identified as an Audit Committee Financial Expert. See the Audit Committee Report on page 35 for further information.

Compensation and Benefits Committee

The Compensation and Benefits Committee held five meetings during fiscal 2011 and may act by written consent. The principal responsibilities of this Committee are to review and make recommendations to the Board of Directors concerning the compensation of officers of the Company, to provide input and make recommendations to the Board on individuals elected to be executive officers of the Company, to review and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, and to serve as the committee responsible for administering the Company’s existing compensation and benefits plans.

All of the members of this Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. See the Compensation and Benefits Committee Report on page 40 for further information.

Executive Committee

The Executive Committee held four meetings during fiscal 2011 and from time to time acts by written consent. The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Florida law solely to the Board. In practice, the Committee’s actions are generally limited to matters that the full Board specifically delegates to the Committee such as oversight of the Company’s stock repurchase program.

Merchant Committee

The Merchant Committee consults with and advises the Company on matters concerning the Company’s products for each of its brands. The Merchant Committee held four meetings during fiscal 2011.

Policies and Procedures Regarding Related Person Transactions

Transactions and relationships that involve directors, executive officers or other related persons and that constitute a conflict with the Company’s interests require, in advance, a full disclosure to and review by the Company’s Audit Committee of all facts and circumstances concerning the transactions and relationships, all in accordance with our Code of Ethics. See “Certain Relationships and Related Party Transactions.”

2.	PROPOSAL TO APPROVE THE CHICO’S FAS, INC. 2012 OMNIBUS STOCK AND INCENTIVE PLAN

Overview

On April 12, 2012, upon recommendation of the Compensation and Benefits Committee (the “Compensation Committee” or the “Committee”) of the Board of Directors adopted and approved the 2012 Omnibus Stock and Incentive Plan (the “2012 Plan”) described in this proposal, subject to stockholder approval. If approved by the stockholders, the maximum aggregate number of shares of common stock that may be delivered to participants under the 2012 Plan shall be equal to the sum of: (i) 7,000,000 shares of common stock; (ii) any shares of common stock available for future awards under any prior Plan of the Company; and (iii) any shares of common stock that are represented by awards granted under any other prior plan that are forfeited, expired, or cancelled without delivery of shares of common stock. As of April 23, 2012, the maximum number of shares of common stock authorized under the 2012 Plan, as proposed, is approximately 10.4 million shares.

The 2012 Plan is the only equity incentive compensation plan under which the Company will be granting equity incentive awards prospectively, such as stock awards, to employees (“associates”) and nonemployee directors. The 2012 Plan replaces the Company’s 2002 Omnibus Plan which, by its terms, will no longer be available for the issuance of any equity awards after June 26, 2012.

Why You Should Vote For the 2012 Plan and Approval Under Section 162(m) of the Code

The Board of Directors believes that the 2012 Plan is important to the long-term success of the Company. The purpose of the 2012 Plan is to attract, retain and motivate highly qualified associates and members of the Board who are not employees (“Nonemployee Directors”), provide appropriate incentives to achieve long-range goals, and align the interests of associates and Nonemployee Directors with the Company’s other stockholders. The 2012 Plan is designed to provide compensation that will be tax deductible by the Company without regard to the limitations of Section 162(m) of the Internal Revenue Code.

The terms of the 2012 Plan are substantially similar to the 2002 Omnibus Plan, which was most recently approved by stockholders in 2008.

The 2012 Plan will be administered by the Compensation Committee. Awards made to Nonemployee Directors will be approved by the entire Board. The 2012 Plan provides the Compensation Committee flexibility to design compensatory awards that are responsive to the Company’s needs. Subject to the terms of the 2012 Plan, the Compensation Committee has the discretion to determine the terms of each award.

The Company believes its usage of the 2012 Plan illustrates its commitment to best practices in equity compensation, prudent use of these limited resources and the promotion of a strong alignment with stockholder interest. Examples of best practice provisions of the 2012 Plan include:

—

The 2012 Plan prohibits stock option re-pricing without shareholder approval, including canceling an option or stock appreciation right when the exercise price exceeds the Fair Market Value of the underlying shares in exchange for another award or for cash.

—

The 2012 Plan has a “double-trigger” requirement for change in control vesting. This means that in the event of a change in control, vesting will only accelerate if either a) the successor organization does not assume, convert, continue, or otherwise replace outstanding awards on proportionate and equitable terms, or b) the participant is terminated without cause within 12 months following the change in control.

Section 162(m) of the Code limits publicly-held companies to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2012 Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m). In order for the Company to be able to continue to have the flexibility to pay performance-based compensation that meets the requirements of Section 162(m), the Company is also seeking approval of the material terms of performance-based compensation made under Section 162(m) that are authorized to be made pursuant to the terms of the 2012 Plan. The material terms of performance-based compensation are (i) eligibility for awards, (ii) individual grant limits on awards and (iii) the business criteria that can be used as performance objectives for awards.

The 2012 Plan will not be effective unless and until approved by stockholders. Participation and the types of awards under the 2012 Plan are subject to the discretion of the Compensation Committee and, as a result, the benefits or amounts that will be received by any participant or groups of participants if the 2012 Plan is approved are not currently determinable. Based on its historic compensation practices, the Company expects that a range of 400 to 500 persons annually will receive awards under the 2012 Plan.

Summary Description of the 2012 Plan

A summary of the provisions of the 2012 Plan is set forth in question and answer format below. The full text of the 2012 Plan appears as Appendix A to this proxy statement. The following summary is qualified in its entirety by reference to the complete text of the 2012 Plan.

Who may participate?

Associates of the Company and its subsidiaries and Nonemployee Directors may be selected by the Compensation Committee or Board of Directors, as applicable, to receive awards under the 2012 Plan.

Are there limits on grants to individual participants or other grant limits?

Yes. No participant may receive an aggregate of option and stock appreciation right awards during any one calendar year representing more than 750,000 shares of Common Stock. In no event will the number of shares of Common Stock issued under the 2012 Plan upon the exercise of incentive stock options exceed 7,000,000 shares of Common Stock. In addition, no participant may receive restricted stock or restricted stock unit awards granted as performance-based compensation under Code Section 162(m) during any one calendar year representing more than 750,000 shares of Common Stock. Finally, with respect to cash-based performance awards intended to qualify as performance-based compensation under Code Section 162(m), the maximum dollar value payable to any one participant during any one calendar year is $10 million. These limits are subject to adjustments by the Compensation Committee as provided in the 2012 Plan for stock splits, stock dividends, recapitalizations and other similar transactions or events.

What types of awards may be granted?

Awards under the 2012 Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Performance awards include both cash-based and stock-based awards.

Upon what terms may options be awarded?

Stock options entitle the optionee to purchase shares of Common Stock at a price equal to or greater than the fair market value on the date of grant. Options may be either incentive stock options or nonqualified stock options, provided that only associates may be granted incentive stock options. The option may specify that the option price is payable (i) in cash, (ii) by the transfer to the Company of unrestricted shares of Common Stock, (iii) by withholding shares of Common Stock otherwise issuable in connection with the exercise of the option, (iv) with any other legal consideration the Compensation Committee may deem appropriate or (v) any combination of the foregoing. No stock option may be exercised more than ten (10) years from the date of grant. Each grant may specify a period of continuous employment or service with the Company or any subsidiary that is necessary before the stock option or any portion thereof will become exercisable and may provide for the earlier exercise of the option in the event of a participant’s death, disability or in certain circumstances, upon a change in control of the Company or other event, as determined by the Compensation Committee.

Upon what terms may stock appreciation rights be granted?

Stock appreciation rights represent the right to receive an amount equal to the difference between the “base price” established for such rights and the fair market value of the Common Stock on the date the rights are exercised. The base price must not be less than the fair market value of the Common Stock on the date the right is granted. The participant does not pay anything upon exercise of the stock appreciation right. Any grant may specify a waiting period or periods before the stock appreciation rights may become exercisable and permissible dates or periods on or during which the stock appreciation rights shall be exercisable, and that the stock appreciation rights may be exercised upon death, disability or in certain circumstances, upon a change of control of the Company or similar event. No stock appreciation right may be exercised more than ten (10) years from the date of grant.

Upon what terms may restricted stock be awarded?

An award of restricted stock involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of Common Stock in return for the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares, subject to the discretion of the Compensation Committee to not include any of such rights during the restriction period. The transfer may be made without additional consideration from the participant. The Committee may specify performance objectives that must be achieved for the restrictions to lapse. Restricted stock must be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the grant date. A restricted stock award may be designated as performance-based compensation under Code Section 162(m) and any such award shall require at least a one year performance period.

Upon what terms may restricted stock units be granted?

An award of restricted stock units granted under the 2012 Plan represents the right to receive a specific number of shares of Common Stock or a cash equivalent at the end of a specified vesting and/or deferral period. Any grant of restricted stock units may be further conditioned upon the attainment of performance objectives. During the deferral period, the participant is not entitled to vote or receive dividends on the shares subject to the award, but the Compensation Committee may provide for the payment of dividend equivalents on a current or deferred basis. The grant of restricted stock units will be made without any consideration from the participant other than the performance of future services. A restricted stock unit award may be designated as performance-based compensation under Code Section 162(m) and any such award shall require at least a one year performance period.

Upon what terms may performance awards be granted?

A performance award may be granted as an award of Common Stock or cash, and each grant will specify one or more performance objectives to be met within a specified period (the “performance period”), in order to receive the Common Stock or cash. If by the end of the performance period the participant has achieved the specified performance objectives, the participant will be deemed to have fully earned the performance award. If the participant has not achieved the level of acceptable achievement, the participant may be deemed to have partly earned the performance award in accordance with a predetermined formula. To the extent earned, the performance award will be paid to the participant at the time and in the manner determined by the Compensation Committee in cash, shares of the Common Stock or any combination thereof. A performance award may be designated as performance-based compensation under Code Section 162(m) and any such award shall require at least a one year performance period.

What is the section 162(m) exemption?

Code Section 162(m) prevents a publicly held corporation from claiming income tax deductions for compensation in excess of $1,000,000 paid to certain senior executives. Compensation is exempt from this limitation if it is “qualified performance-based compensation.” If the 2012 Plan is approved by stockholders, stock options and stock appreciation rights granted under the 2012 Plan will qualify as performance-based compensation. Restricted stock awards, restricted stock unit awards and performance awards may be granted under the 2012 Plan as qualified performance-based compensation under Code Section 162(m). Each such award may qualify as performance-based compensation, so long as certain requirements are met, including the prior approval by stockholders of the performance measures.

What are the performance measures for restricted stock awards, restricted stock unit awards and performance awards?

The 2012 Plan provides that grants of restricted stock, restricted stock units and performance awards may be made based upon performance objectives/measures (the “Performance Measures”). The Performance Measures applicable to awards under the 2012 Plan that are intended to be exempt from the limitations of Code Section 162(m) are limited to the following, as selected by the Committee or Board, as applicable: net sales; comparable sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of share price; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; stockholder equity; market share; regulatory achievements; implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel. The Performance Measures may be expressed in terms of absolute growth, cumulative growth, percentage growth, a designated absolute amount, percentage of sales, and per share value of Common Stock outstanding. In addition, the Performance Measures may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the Company’s performance relative to the performance of one or more companies or an index covering multiple companies. The Committee or Board may also exclude, if provided in the award agreement, items related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. For performance awards, restricted stock or restricted stock units intended to qualify as performance-based compensation under Code Section 162(m), the grant of the performance award, restricted stock or restricted stock units, the establishment of the performance measures and the certification as to whether such performance goals have been satisfied shall be made in a manner and during the period required under Code Section 162(m).

What is the maximum amount payable upon attainment of the specified performance-based objectives?

No participant may receive restricted stock, restricted stock unit or performance awards granted as performance-based compensation under Code Section 162(m) during any one calendar year representing more than 750,000 shares of Common Stock. In addition, with respect to cash-based performance awards intended to qualify as performance-based compensation under Code Section 162(m), the maximum dollar value payable to any one participant during any one calendar year is $10 million.

Are awards made under the 2012 Plan transferable?

Except as provided below, no award under the 2012 Plan may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant’s lifetime only by the participant. The Committee may expressly provide in an award agreement that the participant may transfer restricted stock to a trust that the Committee may approve.

When does the 2012 Plan terminate?

The 2012 Plan shall be of unlimited duration to facilitate administration of awards issued under the plan, provided however that no award will be granted under the 2012 Plan after the tenth anniversary of the date the 2012 Plan is approved by stockholders.

How can the 2012 Plan be amended?

The 2012 Plan may be amended by the Board of Directors, but without further approval by the stockholders of the Company, no such amendment may: (i) increase the total number of shares of Common Stock that may be issued pursuant to awards granted under the 2012 Plan, (ii) change the designation of the class of employees eligible to receive awards, (iii) decrease the minimum option or stock appreciation rights price set forth under the 2012 Plan, (iv) extend the period during which an option or stock appreciation right may be exercised beyond the maximum period specified in the 2012 Plan, (v) otherwise materially modify the requirements as to eligibility for participation in the 2012 Plan, (vi) otherwise materially increase the benefits under the 2012 Plan, or (vii) withdraw the authority to administer the 2012 Plan as to awards made to employees from the Committee. Furthermore, the Committee shall not without the approval of the stockholders of the Company (i) lower the exercise price of an option or stock appreciation right, (b) cancel an option or stock appreciation right when the exercise price exceeds the fair market value of the underlying shares of Common Stock in exchange for another award or cash (other than in connection with substitute awards), and (c) take any other action with respect to an option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal securities market on which the Common Stock is traded. Notwithstanding the foregoing, the Board may amend the Plan to incorporate or conform to requirements imposed by and amendments made to the Internal Revenue Code or regulations promulgated thereunder which the Board deems to be necessary or desirable to preserve (A) incentive stock option status for outstanding incentive stock options and to preserve the ability to issue incentive stock options pursuant to the 2012 Plan, (B) the deductibility by the Company of amounts taxed to participants as ordinary compensation income, and (C) the status of any award as exempt from registration requirements under any securities law for which the award was intended to be exempt.

What are the tax consequences of the 2012 Plan?

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2012 Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).

An optionee generally will not recognize income upon the grant or exercise of an incentive stock option. If shares issued to an optionee upon the exercise of an incentive stock option are not disposed of in a disqualifying disposition within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option. In addition, if an optionee is subject to federal “alternative minimum tax,” the exercise of an incentive stock option will be treated essentially the same as a nonqualified stock option for purposes of the alternative minimum tax.

A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Code Section 83. However, a recipient who so elects under Code Section 83(b) within thirty days of the date of transfer of the restricted stock will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

A recipient of restricted stock units generally will not recognize income until shares are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Code Section 83. At that time, the participant will recognize ordinary income equal to the fair market value of the shares.

A participant generally will not recognize income upon the grant of performance awards. Upon payment, with respect to performance awards, the participant generally will recognize as ordinary income an amount equal to the amount of any cash received and the fair market value of any unrestricted stock received.

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code Section 162(m).

Awards to associates under the 2012 Plan are intended not to result in the deferral of compensation that is subject to the requirements of Code Section 409A. However, certain awards to Nonemployee Directors may result in the deferral of compensation that is subject to the requirements of Code Section 409A. To the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Code Section 409A are satisfied. It is the intent of the Company that such awards under the 2012 Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Where can I get a copy of the 2012 Plan?

This summary is not a complete description of all provisions of the 2012 Plan. A copy of the 2012 Plan, as proposed to be adopted, is attached hereto as Appendix A.

Equity Compensation Plan Information

The following table shows information concerning our equity compensation plans as of the end of the fiscal year ended January 28, 2012:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	6,303,378	$13.09	5,098,928
Equity compensation plans not approved by security holders	-	-	-

Total	6,303,378	$13.09	5,098,928

(1)	Includes shares authorized for issuance under the Company’s 2002 Omnibus Plan.

The following table shows information concerning our equity compensation plans as of the record date, April 23, 2012:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(2) (b)	(c)
Equity compensation plans approved by security holders	9,374,443	(1)	$14.00	3,374,224
Equity compensation plans not approved by security holders	-		-	-

Total	9,374,443		$14.00	3,374,224

(1)	Consists of 5,465,130 shares issuable upon exercise of outstanding stock options and 3,909,313 shares issuable upon vesting of outstanding restricted stock, restricted stock units, and performance stock units under the Company’s 2002 Omnibus Plan. The weighted average remaining contractual term of the outstanding stock options is 6.3 years.
(2)	The weighted average exercise price is calculated based solely on the outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding restricted stock, restricted stock units or performance stock units, which have no exercise price.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2012 OMNIBUS STOCK AND INCENTIVE PLAN AND THE APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE-BASED COMPENSATION UNDER SECTION 162(M) OF THE CODE.

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Appointment Proposed for Ratification

Based on the recommendation of the Company’s Audit Committee, the Company has selected Ernst & Young LLP (“E&Y”) as its independent certified public accountants for the current fiscal year ending February 2, 2013 (fiscal 2012), subject to ratification of such appointment by the stockholders. Ratification of the Company’s independent certified public accountants is not required by the Company’s By-laws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice. E&Y has audited the accounts of the Company since first being engaged by the Company effective July 1, 2002. Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by stockholders.

We have been advised by E&Y that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST  & YOUNG LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE PERIOD SPECIFIED.

Fees to Independent Accountants

The following table presents fees for professional services rendered by E&Y for the audit of the Company’s annual financial statements for fiscal 2011 (ended January 28, 2012) and fiscal 2010 (ended January 29, 2011) and fees billed for audit-related services, tax services and all other services rendered by E&Y for fiscal 2011 and fiscal 2010.

	Fiscal 2011	Fiscal 2010
Audit Fees	$786,270	$719,700
Audit-Related Fees	122,405	1,995
Tax Fees	109,163	37,600
All Other Fees	-0-	-0-

Audit Fees

Fees for audit services include fees associated with the annual audits, the reviews of the Company’s quarterly reports on Form 10-Q and other SEC filings and audit consultations and the Sarbanes-Oxley Section 404 attestation.

Audit-Related Fees

Fees for audit-related services in fiscal 2011 included fees for due diligence services, related to the Boston Proper acquisition, and fees for the use by the Company of E&Y’s online research tools. Fees for audit-related services in fiscal 2010 related to the Company’s use of E&Y’s online research tools.

Tax Fees

Fees for tax services in fiscal 2011 and fiscal 2010 were principally related to state and local tax projects.

All audit-related services, tax services and other services in fiscal 2011 were pre-approved by the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

4.	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Summary of the Advisory Resolution

The Company seeks your advisory vote on our executive compensation programs pursuant to Section 14A of the Securities Exchange Act (commonly referred to as “Say-on-Pay”). The Company asks that you support the compensation of our named executive officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement on pages 41-61. While the Board of Directors (“Board”) and its Compensation and Benefits Committee will carefully consider the stockholder vote, the final vote is advisory in nature and will not be binding on the Board or the Company.

The Company has in the past sought and received stockholder approval for the incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans include the Cash Bonus Incentive Plan, which the stockholders approved in 2010, and the 2002 Omnibus Plan, as amended, which the stockholders most recently approved in 2008. Compensation provided pursuant to these stockholder approved plans made up a majority of the pay that the Company provided to its NEOs. As indicated above, the Company is seeking stockholder approval for the 2012 Omnibus Stock and Incentive Plan, which is to be established as a replacement for the 2002 Omnibus Plan.

Our current executive team has successfully managed our Company through the recent dramatic economic downturn. For fiscal 2011:

—	Earnings per diluted share increased approximately 28.1% compared with 2010.

—	Net sales increased by 15.3% to $2.196 billion, the highest in our history, compared with 2010. This increase in net sales represents the highest growth rate in our net sales since 2006.

—	Consolidated comparable sales increased 8.2% following an 8.3% increase in 2010. This represents the third consecutive year of positive comparable sales performance.

—	Return on net assets (“RONA”)[1] was 27.7% in 2011, which represented a 21% growth over 2010 RONA.

—	Income from operations increased 25.6% over the prior year while operating margin improved to 10.1% compared to 9.3% in 2010.

—

We paid cash dividends on our common stock, returning a total of $34.2 million in fiscal 2011 to our stockholders. We also repurchased approximately 14.1 million shares of common stock for $182.4 million, as part of our announced stock repurchase programs.

—

We acquired Boston Proper for approximately $214 million in cash, and we are expecting that the return on our investment will prove to be within or even exceed a reasonable and satisfactory range of return on our invested capital.

[1]	For more detail about how we calculate RONA, please see page 49.

—	The Company has one of the strongest balance sheets when compared with its retail peers; with $247.9 million in cash and marketable securities at the end of fiscal 2011 and no debt.

We believe that our executive compensation programs, as described more fully in the “Executive Compensation” section of this proxy statement, are structured (i) to promote a performance-based culture which links the interests of management and stockholders, (ii) to support our business objectives and (iii) to align our programs with recognized corporate governance best practices because:

—	Our compensation programs strongly support our key business objectives and our focus on increasing stockholder value.

—	A significant portion of NEO compensation is “at risk” so that if the value we deliver to our stockholders declines, so does the compensation we deliver to our NEOs.

—

We set our performance goals for the cash incentive bonus at the beginning of the fiscal year so that the determination as to whether the goals have been achieved is based on objective criteria and so that, at the time the goals are set, there remains sufficient uncertainty as to whether they will be achieved in order to more effectively motivate performance.

—	We monitor and compare the compensation programs and pay levels of executives at peer companies so that our compensation programs are competitive and within the range of market practices by our peers.

—	We conducted a risk assessment of our compensation programs and found that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

—	We require senior executives and non-employee directors to maintain meaningful Company stock ownership levels.

—	Officers and directors are not permitted to hedge their economic exposures to the Company stock and are also prohibited from trading our stock on margin.

—	We have a formal compensation clawback policy for adjustment, cancellation or recovery of incentive awards or payments to the CEO and CFO in the event of a financial restatement.

—	We do not provide significant perquisites or personal benefits to NEOs.

—

As part of our emphasis on performance-based compensation plans, we do not provide defined benefit pension plans or other non-performance-based retirement benefits to the NEOs, other than the tax-qualified 401(k) defined contribution plan available to all employees.

—	Our severance policies are in line with competitive practice, and we do not provide excise tax gross-ups for excess parachute payments.

Accordingly, the Board recommends that the stockholders approve the following advisory resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee consists of four directors and operates under a written charter adopted by the Board of Directors. This Committee’s charter is available at the Company’s investor relations website (www.chicosfas.com) by clicking on “Corporate Governance.” The current members of this Committee are David F. Walker (Chair), Ross E. Roeder, John J. Mahoney and Stephen E. Watson. Each member of the Committee is independent, in the judgment of the Company’s Board of Directors, as required by NYSE listing standards and as set forth in the Company’s Corporate Governance Guidelines. This Committee is responsible for selecting, engaging and negotiating fee arrangements with the Company’s independent certified public accountants (the “independent accountants”) with input from the Company’s Board and management. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of internal control over financial reporting that is integrated with an audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board in the United States, and for expressing opinions thereon.

This Committee’s responsibility is to monitor and oversee these processes. In this context, this Committee has met and held discussions with management, the internal auditors and the independent accountants.

The Sarbanes-Oxley Act of 2002 and regulations issued thereunder added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility have been promulgated by the NYSE.

The members of this Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent accountants, nor can this Committee certify that the independent accountants are “independent” under applicable rules. This Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management, internal auditors, and the independent accountants on the basis of several factors, including the information it receives, discussions with management, internal auditors, and the independent accountants, and the experience of this Committee’s members in business, financial and accounting matters.

As part of its oversight of the Company’s financial statements, this Committee reviews and discusses with both management and the Company’s independent accountants all annual and quarterly financial statements prior to their issuance. This Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended January 28, 2012 (fiscal 2011), with management, the internal auditor and the Company’s independent accountants. With respect to fiscal 2011, management advised the Audit Committee that each set of the Company’s consolidated financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States, and reviewed significant accounting and disclosure issues with this Committee. Discussions regarding the Company’s audited financial statements included the independent accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in the Company’s financial statements, as well as other matters, as required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T and by the Audit Committee’s

charter. The Committee annually assesses the independent accountant’s independence. To that end, the Company’s independent accountants provided the Committee the written disclosures and the letter required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning its independence and we discussed with the independent auditors their independence from the Company.

In addition, this Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, this Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and control.

Based upon the Audit Committee’s discussion with management, the internal auditor, and the independent accountants, this Committee’s review of the representations of management, and the report of the independent accountants to this Committee, and subject to the limitations on the role and responsibilities of this Committee described above and in the Committee’s charter, this Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission as of and for the fiscal year ended January 28, 2012.

MEMBERS OF THE AUDIT COMMITTEE

David F. Walker, Chair

Ross E. Roeder

John J. Mahoney

Stephen E. Watson

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s current executive officers.

Executive Officers	Age	Positions	Years with the Company
David F. Dyer	62	President, Chief Executive Officer, and Director(a)	3
Sheryl Clark	46	Brand President-Boston Proper(b)	1
Donna M. Colaco	53	Brand President-White House | Black Market	4
Cynthia S. Murray	54	Brand President-Chico’s	3
Laurie Van Brunt	54	Brand President-Soma Intimates	2
Lee Eisenberg	65	Executive Vice President-Chief Creative Officer	3
Gary A. King	54	Executive Vice President-Chief Information Officer	7
Kent A. Kleeberger	60	Executive Vice President-Chief Operating Officer	4
Pamela K Knous	58	Executive Vice President-Chief Financial Officer(c)	1
Mori C. MacKenzie	62	Executive Vice President-Chief Stores Officer	16
A. Alexander Rhodes	53	Executive Vice President-General Counsel and Corporate Secretary	9
Sara K. Stensrud	44	Executive Vice President-Chief Human Resources Officer	2

(a)	Became an executive officer in January 2009; first elected a director in 2007.

(b)	Joined the Company in September 2011 upon the closing of the Company’s acquisition of Boston Proper.

(c)	Joined the Company in June 2011.

Non-Director Executive Officers

Sheryl Clark is Brand President-Boston Proper for the Company, having joined the Company in September 2011 as a result of the Company’s acquisition of Boston Proper. Ms. Clark has been President and Chief Executive Officer of Boston Proper, Inc. since December 2009. Ms. Clark has over 25 years of general management and merchandising experience working for major brands with global recognition including Boston Proper, Old Navy, Gap, and Bloomingdale’s. Prior to joining Boston Proper, Ms. Clark served as Executive Vice President of Merchandising for Old Navy at Gap Inc. from September 2004 to August 2008. Ms. Clark also served in various senior merchant roles at both Gap and Old Navy since joining Gap Inc.

Donna M. Colaco is Brand President-White House | Black Market for the Company, having joined the Company in August 2007. Ms. Colaco has over 25 years of experience in women’s specialty apparel. Prior to joining the Company, Ms. Colaco worked for Ann Taylor Corporation for more than 10 years in numerous capacities including, most recently serving as President of Ann Taylor LOFT. Prior to Ann Taylor, Ms. Colaco worked for the Lerner New York Division of Limited, Inc. and Petrie Stores Corporation.

Cynthia S. Murray is Brand President-Chico’s for the Company, having joined the Company in February 2009. Ms. Murray has over 30 years of experience in retail. Prior to joining the Company, Ms. Murray spent the previous five years with Stage Stores, Inc., most recently serving as its Executive Vice President and Chief Merchandising Officer. Prior to Stage Stores, Ms. Murray worked for Talbot’s, Saks Fifth Avenue / Saks Off 5th, among other retailers.

Laurie Van Brunt is Brand President-Soma Intimates for the Company, having joined the Company in May 2010. Ms. Van Brunt has over 30 years of experience in retail. Prior to joining the Company, Ms. Van Brunt spent the previous five years with J.C. Penney Company, serving as its Marketing Divisional Vice President, Director of Brand Management and most recently as Divisional Vice President-Intimate Apparel. Prior to J.C. Penney, Ms. Van Brunt worked for the Lane Bryant Division of Limited Brands, Petite Sophisticates Division of Casual Corner/U.S. Shoe and May Company as Executive Vice President-General Merchandise Manager.

Lee Eisenberg is Executive Vice President-Chief Creative Officer of the Company, having been promoted to that position in November 2009. Mr. Eisenberg joined the Company in February 2009 as Director of Creative Strategy. From 2004 to 2009, Mr. Eisenberg worked as a freelance author, publishing books on topics including financial planning and consumerism. From 1999 to 2004, Mr. Eisenberg served in various positions with Lands’ End including Executive Vice President and Creative Director and Chief Creative and Administrative Officer. Prior to that, Mr. Eisenberg was with Time Magazine as Editor/Creative Development. He began his career at Esquire magazine eventually serving as its editor-in-chief.

Gary A. King is Executive Vice President-Chief Information Officer for the Company. Mr. King joined the Company in October 2004 after five years at Barnes & Noble, Inc., where he most recently had served as Vice President, Chief Information Officer. From 1988 to 1999, Mr. King held various positions with Avon Products, Inc. including Vice President, Global Information Technology. From 1982 to 1987, Mr. King held various system management positions with Unisys Corporation and Burroughs Corporation.

Kent A. Kleeberger is Executive Vice President-Chief Operating Officer for the Company. From February 2011 through June 2011, Mr. Kleeberger was Executive Vice President-Chief Operating Officer and Chief Financial Officer for the Company. From November 2007 through February 2011, Mr. Kleeberger was Executive Vice President-Finance, Chief Financial Officer and Treasurer for the Company. From 2004 through October 2007, Mr. Kleeberger was the Senior Vice President-Chief Financial Officer for Dollar Tree Stores, Inc. He served in numerous capacities from 1998 to 2004, for Too Inc., subsequently known as Tween Brands, Inc., culminating in his appointment as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer and was a member of that company’s Board of Directors until February 2004. Prior to that, Mr. Kleeberger served in various financial positions with The Limited, Inc. Mr. Kleeberger currently also serves on the board of directors of Shoe Carnival, Inc.

Pamela K Knous is Executive Vice President-Chief Financial Officer and Chief Accounting Officer for the Company, having joined the Company in June 2011. Prior to joining the Company, Ms. Knous served as Executive Vice President, Chief Financial Officer of SUPERVALU INC. from September 1997 to July 2010, where she was responsible for finance, accounting, information technology, strategic planning, investor relations, and its Bristol Farms operation. Before joining SUPERVALU, Ms. Knous was Executive Vice President, Chief Financial Officer and Treasurer of The Vons Companies, Inc., now part of Safeway Inc., and prior to that Ms. Knous was a partner in the Los Angeles office of KPMG Peat Marwick, the international audit, tax and advisory firm. Ms. Knous currently serves as Audit Committee Chair of the National Board of the American Heart Association and has served on the board of The Tennant Company.

Mori C. MacKenzie is Executive Vice President-Chief Stores Officer for the Company. Ms. MacKenzie has been with the Company since October 1995, when she was hired as the Director of Stores. From June 1999 until October 2001, she served as Vice President-Director of Stores. In October 2001, Ms. MacKenzie was promoted to Senior Vice President-Stores, and effective February

2004 she was promoted to the position of Executive Vice President-Chief Stores Officer. From January 1995 until October 1995, Ms. MacKenzie was the Vice President of Store Operations for Canadians Corporation. From August 1994 until December 1994, she was the Vice President of Store Development for Goody’s Family Clothing. From April 1992 until August 1994, Ms. MacKenzie was the Vice President of Stores for United Retail Group (“URG”) and from August 1991 until April 1992 she was employed by Conston Corporation, a predecessor of URG. In addition, Ms. MacKenzie was Vice President-Stores for Park Lane from November 1987 until July 1991, and was Regional Director of Stores for the Limited, Inc. from June 1976 until October 1987.

A. Alexander Rhodes is Executive Vice President-General Counsel and Corporate Secretary for the Company. Mr. Rhodes joined the Company in January 2003 as its Intellectual Property Counsel, expanding his oversight of legal matters for the Company into several other areas until October 2004, when he was promoted to Vice President-Corporate Counsel and Secretary. In April 2006, Mr. Rhodes was promoted to Senior Vice President-General Counsel and Secretary, and in October 2009, Mr. Rhodes was promoted to his current Executive Vice President position. Mr. Rhodes graduated from the Stetson University College of Law in 1994. From 1994 through December 2002, Mr. Rhodes was in private practice, working primarily in the areas of commercial litigation and intellectual property.

Sara K. Stensrud is Executive Vice President-Chief Human Resources Officer for the Company, having joined the Company in July 2010. Ms. Stensrud was previously employed with Shopko Stores, Inc. and spent the majority of her seven-year career there as Senior Vice President of Human Resources. Ms. Stensrud has over 20 years of experience in the retail industry, and prior to Shopko Stores, Inc. worked for Fred Meyer Stores, Inc. and Gottschalks Stores.

None of the executive officers or directors who currently serve or who served in such capacities during fiscal 2011 are related to one another. There are no arrangements or understandings pursuant to which any executive officer was elected to office. Executive officers are elected by and serve at the discretion of the Board of Directors.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The following report of the Compensation and Benefits Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Compensation and Benefits Committee (the “Committee”) evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the Company’s management equity compensation plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Committee has reviewed and discussed with management the Compensation Discussion and Analysis found on pages 41-55 of this proxy statement. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

MEMBERS OF THE COMPENSATION

AND BENEFITS COMMITTEE

John J. Mahoney, Chair

Betsy S. Atkins

Andrea M. Weiss

Stephen E. Watson

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis — Executive Summary

The Company’s compensation program is designed to attract and retain talented leaders with an emphasis on pay for performance and creating long-term sustainable and profitable growth. We target total cash compensation between the 50th and 75th percentile of the competitive market. Our compensation elements seek to balance all aspects of an executive’s responsibilities: base salary for day-to-day responsibilities, cash incentive bonus for shorter-term returns linked to annual Company performance, and equity awards for aligning the executives’ focus with stockholder value and the long-term, future performance of the Company. The Company has received stockholder approval for the cash incentive bonus plan, which the stockholders approved in 2010, and the 2002 Omnibus Plan, as amended and restated, which the stockholders approved most recently in 2008. Compensation received pursuant to these two stockholder approved plans made up a majority of the total compensation that the Company provided to its NEOs. As indicated above, the Company is seeking stockholder approval for the 2012 Omnibus Stock and Incentive Plan, which is to be established as a replacement for the 2002 Omnibus Plan. Following such approval, the Company intends that compensation received pursuant to the cash incentive bonus plan and the 2012 Omnibus Stock and Incentive Plan, as so approved, will make up a majority of the total compensation that the Company provides to our NEOs.

We set the applicable performance goals for our cash incentive bonus program at the beginning of the fiscal year using challenging but realizable targets so that achievement of the goals is both uncertain and objective. These goals are based upon the annual financial plan approved by the Board. Our goal setting process is based on historical operating trends and economic forecasts. We require improvement over our financial performance from the prior year before any bonus is paid.

Our current executive team has successfully managed the Company through the recent dramatic economic downturn and subsequent, modest recovery. For fiscal 2011:

—	Earnings per diluted share (“EPS”) increased 28.1% compared with 2010.

—	Net sales increased by 15.3% to $2.196 billion, the highest in our history, compared with 2010. This net sales increase reflects the highest growth rate in net sales since 2006.

—	Consolidated comparable sales increased 8.2% following an 8.3% increase in 2010. This represents the third consecutive year of positive comparable sales performance.

—	Return on net assets (“RONA”)[2] was 27.7% in 2011, which represented a 21% growth over 2010 RONA.

—	Income from operations increased 25.6% over the prior year while operating margin improved to 10.1 % compared to 9.3% in 2010.

—

We paid cash dividends on our common stock, returning a total of $34.2 million in fiscal 2011 to our stockholders. We also repurchased approximately 14.1 million shares of common stock for $182.4 million, as part of our announced stock repurchase programs.

—

We acquired Boston Proper for approximately $214 million in cash, and we are expecting that the return on our investment will prove to be within or even exceed a reasonable and satisfactory range of return on our invested capital.

—	The Company has one of the strongest balance sheets when compared with its retail peers; with $247.9 million in cash and marketable securities at the end of fiscal 2011 and no debt.

[2]	For more detail about how we calculate RONA, please see page 49.

Highlighted below are a summary of the direct compensation elements of our executive compensation programs and the key actions and decisions made with respect to each element for 2011.

Compensation Component	Principal Contribution to Compensation Objectives	Description and 2011 Highlights
Base Salary	Attracts, retains and rewards executives with an appropriate fixed compensation level that reflects the executive’s scope and breadth of responsibility, his or her individual performance against the objectives set for his or her position and their relative value in the marketplace.

— Base salaries are targeted at either the 50th or 75th percentile based on the position with the Company, a comparison to independent salary surveys and our industry peer group, which is described on page 46. Actual positioning varies above or below the target to reflect each executive’s performance over time, readiness for promotion to a higher level, experience and skill set relative to peer counterparts and criticality to the Company.

— In 2011, two NEOs received a market adjustment to bring base salary in line with the industry peer group.

Performance- Based Annual Cash Incentive	Focuses executives on achieving specific annual financial and operating results aligned with our business strategies. The performance measures used in the cash bonus incentive plan are those we believe are the key drivers of stockholder value. Our compensation philosophy is to establish annual cash incentive opportunities such that target total annual cash compensation (base salary plus the annual cash incentive target) approximates the 50th percentile for our corporate NEOs and the 75th percentile for our Brand President NEOs when we achieve target performance goals. Actual compensation, however, will vary above or below this level depending on actual Company performance.

— Annual cash incentive awards for shared services executives are determined based on our performance against pre-established goals for earnings per share, comparable sales, and RONA at the corporate level. Annual cash incentives for executives within all of our brands are determined based on the same earnings per share and RONA metrics plus brand specific metrics. The Committee establishes threshold, target, and maximum goals for each measure, with the target level based upon the annual financial plan approved by the Board. Achievement of threshold performance results in a payout of 25% of target for each measure, while achievement at or in excess of the maximum performance goal for each measure results in a payout of 175% of target.

— Company-wide, actual performance for 2011 was just above the target level. Refer to page 48 for more detail.

Compensation Component	Principal Contribution to Compensation Objectives	Description and 2011 Highlights
Long-Term Equity Incentives	Provides a direct link between compensation and the creation of long-term stockholder value and provides the incentive to manage the Company from the perspective of an owner. Supports the retention of a talented management team over time.

— In 2011, equity awards to the NEOs consisted of a mix of stock options, time-based restricted stock, and performance shares.

— Stock options have a ten-year term and an exercise price equal to the closing price on the grant date, and vest in three equal annual installments starting on the first anniversary of the grant date.

— Restricted stock awards generally vest in three equal annual installments except for the special retention grants discussed on page 51.

— Fifty percent of restricted stock awards granted to NEOs in 2011 had a performance-vesting threshold, based on the threshold EPS goal for 2011. The EPS threshold was achieved and, thus, NEOs received 100% of the shares awarded, subject to the vesting schedule.

— Performance share grant for our CEO consisted of a target award of 100,000 shares, which could earn between 0% and 133% of target, based on our 2011 RONA. Any earned shares vested in March 2012.

In summary, the 2011 performance based compensation together with 2011 base salary levels appear well aligned with the Company performance for the year and the linkage between pay and performance is strong.

In addition to our core elements of base salary, cash incentives, and equity awards, our compensation program includes other standard benefits that are available to all employees, such as medical and dental insurance, life insurance, a 401(k) Savings Plan, and a broad-based employee stock purchase plan. The Company has a deferred compensation plan available to all senior management; the Company has not made any contributions to this plan. Senior management can also participate in an annual executive physical program, among other optional benefits.

We also maintain various compensation policies that align our program with recognized corporate governance best practice:

—	We conducted a risk assessment of our compensation programs and found that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

—	We require senior executives and non-employee directors to maintain meaningful Company stock ownership levels.

—	Officers and directors are not permitted to hedge their economic exposures to the Company stock and are also prohibited from trading our stock on margin.

—	We have a formal compensation clawback policy for adjustment, cancellation or recovery of incentive awards or payments to the CEO and CFO in the event of a financial restatement.

—	We do not provide significant perquisites or personal benefits to NEOs.

—

As part of our emphasis on performance-based compensation plans, we do not provide defined benefit pension plans or other retirement benefits to the NEOs, other than the tax-qualified 401(k) defined contribution plan available to all employees.

—	Our severance policies are in line with competitive practice, and we do not provide excise tax gross-ups for excess parachute payments.

Say-on-Pay and Say-on-Frequency

At our 2011 Annual Meeting of Stockholders we asked our stockholders to vote to approve, on an advisory basis, the 2010 compensation paid to our NEOs, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved NEO compensation, with over 97% of votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices in 2011, we were mindful of the strong support our stockholders expressed for our pay-for-performance philosophy. As a result, the Committee continued our general approach to executive compensation for 2011. We believe our programs are effectively designed, are working well, and are aligned with the interests of our stockholders. The Committee will continue to seek and consider stockholder feedback in the future.

At that same time, we also held a stockholder vote on the frequency of future say-on-pay votes. Our stockholders overwhelmingly supported the Board of Directors’ recommendation of an annual say-on-pay vote, with 88% of the votes cast in favor of annual frequency. Therefore, the Board adopted an annual frequency policy and will include a say-on-pay vote in our proxy statement on an annual basis.

Compensation Discussion & Analysis — Detailed Report

Compensation Philosophy and Objectives

The goal of our executive compensation program is the same as our goal for the Company — to increase stockholder value over the long term. To this end, we have designed and implemented a compensation program intended to attract, motivate, and retain highly skilled executive officers and reward them for results that increase stockholder value through sustained, profitable financial performance and outstanding leadership that reflects our values and unique culture.

The Company’s Compensation and Benefits Committee (the “Committee”) is responsible for monitoring adherence with our compensation philosophy and for reviewing and approving the annual base salary, annual cash bonus, stock-based compensation, retirement plans, and health and welfare benefits for our senior officers, including the NEOs. For fiscal 2011, our NEOs were David F. Dyer, Chief Executive Officer, Pamela K Knous, Chief Financial Officer, Kent A. Kleeberger, Chief Operating Officer and former Chief Financial Officer, Donna M. Colaco, Brand President — White House | Black Market, Cynthia S. Murray, Brand President — Chico’s, and Laurie Van Brunt, Brand President — Soma Intimates.

The Company bases its executive compensation programs and decisions on the same basic objectives that guide the Company in establishing all of its compensation programs:

—

Total compensation should foster a long-term focus and be based on the level of job responsibility, individual performance, and Company performance. Associates at higher levels should have an increasing portion of their compensation tied to Company performance because they are more able to affect our overall results.

—

Compensation should reflect the comparative value of the particular job in the marketplace and should be competitive with the pay of similarly-situated executives at companies that we compete with for talent.

—

Compensation should align our associates with our stockholders by rewarding performance that achieves our strategic and financial objectives and enhances stockholder value. Recognizing the importance of pay-for-performance, our compensation programs are structured so that if Company performance exceeds target levels, a NEO’s total compensation may similarly exceed target levels. Likewise, where individual performance or Company performance falls short of established goals, the programs will deliver lower levels of compensation.

—

Performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the Company’s achievement of its overall strategic, financial, and operational goals.

—

Although individual pay levels will always reflect differences in job responsibilities, experience, and marketplace considerations, the overall structure of the compensation and benefit program should be generally consistent across the organization.

—	Perquisites for executives should be rare and limited to those that are important to the executive’s ability to safely and effectively carry out his or her responsibilities.

Role of the Committee and the Executive Officers in Compensation Decisions

The Committee, in consultation with its independent compensation consultant, reviews, evaluates, and determines the various components of the compensation for the CEO, including establishing his base salary, the terms under which his cash incentive bonuses are paid, and deciding the extent to which he receives stock-based compensation awards. The Chief Human Resources Officer (“CHRO”) may assist the Committee with gathering relevant data, but does not participate in recommending or setting the CEO’s compensation. The Committee then recommends a compensation package for the CEO to the Board for its review, input, and approval.

The Committee also determines the amount and terms of the cash-based and stock-based compensation awards for the other NEOs, taking into account recommendations on individual compensation levels and performance evaluation input from the CEO and CHRO. The CEO and CHRO have limited authority to make changes and adjustments to cash-based compensation, with the expectation that any adjustments would be in keeping with our overall compensation philosophy. No other NEO had an active role in the evaluation, design, or administration of the 2011 executive officer compensation program. Each NEO, however, provides input to the CEO and CHRO on individual compensation levels for the NEO’s direct reports.

Setting Executive Compensation — Comparative Data and Use of Compensation Experts

The Committee has engaged Frederic W. Cook & Co., Inc. (“Cook”), as its independent compensation consultant, to provide it with relevant market and comparative data and strategic alternatives to consider when making compensation decisions and recommendations for our NEOs. Cook provides compensation consulting services only to the Committee. Cook does no work for the Company unless it relates to executive or Board compensation and is at the direction of, or approved by, the Committee Chair, receives no compensation from the Company other than for its work advising the Committee, and maintains no other economic relationship with the Company.

The Committee and Cook also utilized benchmark data from Hay Group, another compensation consulting firm, to validate the comparative data Cook was providing to the Committee. The Cook and Hay Group comparative data were substantially similar.

In making compensation decisions, the Committee reviews all compensation components for the NEOs taking into account tally sheets showing each individual component as well as overall compensation for each NEO. The Committee also compares each element of total compensation against a peer group of publicly-traded retailers (the “Compensation Peer Group”), which is periodically reviewed and updated. The Compensation Peer Group generally consists of U.S. based publicly traded retailers of generally similar size and scope to us and with which we generally compete against for talent and stockholder investment. We used the following Compensation Peer Group to make decisions about 2011 compensation:

Abercrombie & Fitch Co.	Coldwater Creek, Inc.	Limited Brands, Inc.

Aeropostale, Inc.	Collective Brands, Inc.	The Men’s Wearhouse, Inc.

American Eagle Outfitters, Inc.	DSW, Inc.	New York & Company, Inc.

Ann Inc.	Finish Line, Inc.	Pacific Sunwear of California, Inc.

Ascena Retail Group, Inc.	The Gap, Inc.	Stage Stores, Inc.

Brown Shoe Company, Inc.	Genesco, Inc.	Stein Mart, Inc.

Charming Shoppes, Inc.	Guess, Inc.	The Talbot’s, Inc.

The Children’s Place Retail Stores, Inc.	J. Crew Group, Inc.	Urban Outfitters, Inc.

Principal Components of Executive Compensation

The principal components of our executive compensation program are: base salary, annual cash incentive bonuses, long term stock-based incentive compensation, retirement plans, and health and welfare benefits.

Mix of Compensation Components

There is no pre-established policy or target for the allocation between either cash and non-cash incentive compensation or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by Cook and other relevant information to determine the appropriate mix of salary and incentive compensation for our NEOs. The Committee believes, however, that a substantial portion of the annual and long-term compensation for our NEOs should be “at-risk.” We define at-risk compensation to include bonus payments at target potential under our executive cash bonus incentive plan and the targeted economic value of equity awards. This approach is designed to provide more upside potential and downside risk for the NEOs because they have greater influence on and more accountability for our performance as a whole. The following chart describes the percent of pay at-risk for our NEOs in 2011:

NEO	% 2011 Pay At-Risk
David F. Dyer	80%
Pamela K Knous	60%[1]
Kent A. Kleeberger	63%
Donna M. Colaco	66%
Cynthia S. Murray	66%
Laurie Van Brunt	65%

1 Ms. Knous joined the company in mid-fiscal 2011 and the amount of compensation she had “at-risk” is slightly lower than the other NEOs because she received a guaranteed bonus as described on page 49. Guaranteed bonuses are, by definition, not “at-risk.” We expect her at-risk compensation to be more in line with the other NEOs in fiscal 2012 because her bonus payment, if any, will be dependent upon Company performance.

Components of Compensation

Base Salaries

We provide our NEOs with base salaries to compensate them for services rendered during the fiscal year. We target base salaries at the 50th percentile of the Compensation Peer Group for our corporate NEOs and at the 75th percentile for our Brand President NEOs because market demands and our competitive analyses indicated that these levels are appropriate to attract and retain the high-caliber talent necessary to lead our Company. NEOs who were at or above the base salary target did not receive a market-based salary increase in 2011. Two NEOs, Ms. Murray and Ms. Colaco, did, however, receive market adjustments to their base salaries to bring them in line with competitive salary levels at the relevant target percentile.

During its review of base salaries for our NEOs, the Committee also considers:

—	market and comparative data available to it, including any data provided by Cook;

—	internal review of the executive’s compensation, both individually and relative to other executive officers;

—	overall Company-wide performance; and

—	the individual executive’s overall performance and contribution to the Company’s performance.

The Committee reviews the base salaries of our NEOs on an annual basis as well as at the time of any promotion or other material change in responsibilities.

Annual Cash Incentive Bonuses

An important component of potential total cash compensation consists of an incentive bonus opportunity, which is intended to make a significant portion of compensation dependent on our performance and to provide incentives to achieve our annual financial and strategic goals and work as a team in meeting objectives and overcoming challenges.

We target total cash compensation (base salary plus cash incentive bonus), where target performance goals are achieved, at or near the 50th percentile for our corporate NEOs and at or near the 75th percentile for Brand President NEOs because we believe this allows us to successfully compete for talent with the Compensation Peer Group. Variations to this target positioning may occur as dictated by the experience level of the individual and by other market factors. This target competitive positioning takes into account our expectations and desires that, over the long term, we will be able to generate stockholder returns in excess of the average of our peer group.

In fiscal 2011, bonuses for NEOs were determined pursuant to our Cash Bonus Incentive Plan (the “Bonus Plan”), which the stockholders approved at the 2010 annual meeting. The performance metrics in the Bonus Plan, which the Committee reviewed and approved, were primarily designed to stimulate growth in sales and operating results, improve return on net assets, and grow earnings per share. The performance metrics and the relative weighting of these metrics are intended to motivate and reward the NEOs for improved financial performance of the Company year-over-year, which we expect should lead to increased stockholder value. All NEOs have a minimum of three performance metrics because we believe having a balance in performance metrics helps reduce compensation related risks.

Under the Bonus Plan, each NEO has an assigned target bonus, expressed as a percentage of base salary, ranging from 70% to 100% of base salary, depending on the NEO’s position. The actual bonus awards can range from 0% to 175% of target, depending on the Company’s actual financial performance. In addition, the Company must attain the established earnings per share threshold before any payout under the Bonus Plan can be made and the threshold for all bonus metrics requires improvement over the prior year’s performance.

Thus, if the Company failed to achieve the designated earnings per share threshold, then no performance based bonuses would be awarded under the Bonus Plan. If the Company achieved or exceeded the threshold earnings per share goal but failed to achieve other performance goals, then only a portion of the performance based bonus would be awarded. On the other hand, if the Company’s performance exceeds the earnings per share threshold and some or all of the other performance goals, then the NEO may receive more than the targeted bonus, but only up to the designated maximum amount.

As noted above, the approved metrics required improvement in our financial performance over the prior year, even at the threshold level, before any bonus payment can be made. The Committee believes that reaching the target bonus level is challenging but achievable and dependent on the successful execution of the Company’s strategic business plans and general business conditions that are reasonable. Numerous factors, however, could cause the Company’s actual results to vary from expected results and it is not possible for the Committee to reliably calculate the likelihood of any NEO achieving threshold, target, or maximum bonus levels. Indeed, within the last several years NEOs have received no bonus, near target bonus, or maximum bonus based on our actual performance. The Company does not perform a statistical analysis to predict future achievement. Rather, it seeks to establish goals that will incentivize NEOs to achieve the Company’s objectives. Payouts in any year above the target level indicate significant accomplishment with performance above expectations.

The bonus measures, targeted financial performance, targeted payout, and actual payouts for fiscal 2011 for each respective NEO are set forth below.

NEO	Bonus Measure[1]	Target Financial Performance[2]	Target Payout (% Salary)	Actual Payout (% Salary)[3]
David F. Dyer	EPS RONA Comparable Sales	33% increase 30% increase 6.1% increase	100%	110%
Pamela K Knous	EPS RONA Comparable Sales	33% increase 30% increase 6.1% increase	70%	N/A [4]
Kent A. Kleeberger	EPS RONA Comparable Sales	33% increase 30% increase 6.1% increase	70%	77%
Donna M. Colaco	EPS RONA	33% increase 30% increase	80%	117%
	White House | Black Market Brand Sales	14% increase
	White House | Black Market Brand Contribution	27% increase
Cynthia S. Murray	EPS RONA Chico’s Brand Sales Chico’s Brand Contribution	33% increase 30% increase 10% increase 17% increase	80%	33%
Laurie Van Brunt	EPS RONA Soma Brand Sales Soma Brand Contribution	33% increase 30% increase 40% increase 37% increase	75%	102%

[1]

EPS means earnings per share. RONA means return on net assets, which we define as net income divided by net working capital less cash and marketable securities plus fixed assets. We exclude from the RONA calculation significant one-time items that were not anticipated at the time the RONA goal was established. Comparable sales means sales from stores that were open for at least one year and online sales. Brand contribution means pre-tax earnings for each brand.

[2]	Percentage increase means an increase over the prior fiscal year’s actual performance for each metric.

[3]	The actual payout in fiscal 2011 represented an amount payable to each participant as a result of the Company’s actual performance for each of the applicable performance measures.

[4]	Ms. Knous joined the Company in the middle of fiscal 2011 and received a guaranteed bonus as described below.

The bonuses paid for fiscal 2011 pursuant to the Bonus Plan appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Satisfactory individual performance is a condition to payment.

Sign-On and “Guaranteed” Bonuses

The Company will, as necessary, pay sign-on and first year guaranteed bonuses at various levels in order to attract the management talent necessary to drive long term and sustainable growth. Executives we recruit from other companies are often required to give up a significant amount of compensation from their former company, in the form of lost bonus opportunities, unvested equity or a combination of both. Sign-on and first year guaranteed bonuses are a necessary and effective means of offsetting their losses. In those instances in which we have provided an executive with a sign-on bonus, we generally require the newly hired executive to pay back a pro rata portion of the sign-on bonus if they voluntarily leave the Company within a year after joining us. Ms. Knous joined the Company in June 2011 and received both a sign-on and a guaranteed bonus. In fiscal 2012, any bonus payments to Ms. Knous will be based on the Company’s financial performance pursuant to the Bonus Plan.

Is the Bonus Plan Meeting Its Intended Objectives?

The current version of the Bonus Plan has been in place for the last three years. Each year, the Committee and management assess whether the Bonus Plan has been effective in meeting its intended goals of, among other things, increasing sales, operating margins, and earnings per share and improving return on net assets. The following chart sets forth changes in each of these metrics over the past three years:

Metric	Change from Fiscal 2008 to 2011
Sales (in dollars)	$614.0 million increase
Operating Margin (in dollars)	$262.0 million increase
EPS (in dollars)	$0.93 increase
RONA (percentage increase)	991% increase

While some of the improvement in these metrics is attributable to the continued improvement in the overall economy, the significant increase in each of these metrics leads the Committee and the Company to believe that the Bonus Plan is working as intended. The Committee and the Company will continue to assess the effectiveness of its Bonus Plan over time.

Long-Term Incentive Stock-Based Compensation

We believe that meaningful equity ownership by our NEOs is one of the primary motivating factors that will result in both significant long term and sustained increases in value and growth and retention of the NEOs. This belief is reflected in our officer and director stock ownership guidelines as well as the aggregate awards of stock options, restricted stock and restricted stock units that we have made to our NEOs. The stock ownership guidelines are described on page 54 and are available on the Company’s investor relations website at www.chicosfas.com.

We believe that providing NEOs stock-based compensation is the most effective way to align their interests with those of our stockholders. Stock options, restricted stock, and performance shares provide an incentive, beginning immediately upon grant, to NEOs to manage the Company from the perspective of an owner with an equity interest in the business. In addition, stock-based compensation has been and continues to be a key part of our program for motivating and rewarding key employees over the long term. Multi-year vesting of equity compensation provides a strong retention mechanism for key executive talent, which is critical to our long-term success. We intend to continue to have stock-based compensation serve as an important part of the compensation program for key employees.

The Committee, in consultation with Cook and with the approval of the Board, determines the stock-based compensation for the CEO. The Committee, upon the recommendation by the CEO and the CHRO, also makes final decisions regarding stock-based awards for the other NEOs. While we have established guidelines for the amount of equity we grant, factors such as performance and responsibilities of individual officers and the management team as a whole, as well as general industry practices, play an integral role in the determination of the number of stock options, number of shares of restricted stock/restricted stock units, and number of performance shares/performance share units awarded to a particular recipient. In determining the size of the individual stock-based awards, the Committee also considers the amount of stock-based awards outstanding and previously granted, the amount of stock-based awards remaining available for grant under its 2002 Omnibus Plan, as amended, the aggregate amount of current awards, and the amount of awards believed necessary to attract and retain key talent. All stock-based awards vest over time as a means to encourage the recipient to remain in service with us.

Stock Options

Substantially all stock options granted to NEOs have a ten-year term and vest in equal annual installments over a period of three years from the date of grant, but the Committee will consider and has previously provided for other vesting schedules, as appropriate. Stock option award levels are determined based on external market data and internal fairness considerations and can vary among the NEOs. The option exercise price is the closing price on the date of grant. We grant stock options as an incentive for our executives to create stockholder value by encouraging a culture of ownership at the Company. For an executive to receive value from a stock option, the stock price must increase from the time of grant to the time of exercise.

We have not re-priced or replaced options in response to declining stock prices.

Restricted Stock and Restricted Stock Units

Awards of shares of restricted stock or restricted stock units are granted to NEOs based on similar criteria as stock option grants. These whole-share awards generally vest in equal annual amounts over a three-year period from the date of grant, but the Committee has provided for other vesting schedules, as appropriate. Restricted stock and awards of restricted stock units encourage executives to not only create stockholder value, but also to preserve value. In other words, restricted stock has both upside potential and downside risk. We believe that whole-share awards such as restricted stock grants provide a balance with stock options and further align the interests of management and stockholders.

Performance Shares/Units

The Committee provides awards of performance shares/units, which tie equity compensation earned to the achievement of corporate performance objectives. Unlike time-based restricted stock, performance-based share/units vest based on certain financial and operational achievements, in addition to continued service. That is, assuming the eligible associates remain employed, they will only earn the performance shares if the Company achieves the designed performance goal. Because the performance goals require improved financial performance over time and the value of the award is also tied to our share price, performance share/unit awards align our executives’ interests with our stockholders’ interest.

Initially, performance shares were only awarded to the CEO. In each of fiscal year 2009 – 2011, the CEO was provided with the opportunity to earn between 0 and 133,333 shares (with a target of 100,000 shares) based on the achievement of the RONA goals in each year’s Bonus Plan. Any shares earned under the performance share grants vested in March 2012.

In 2010, the Company added performance-based restricted stock awards to equity grants made to the other NEOs. Participants in this award were eligible to earn from 0 up to a targeted number of shares, contingent upon the Company’s level of EPS in fiscal 2011. The EPS goal was not achieved, and no shares were awarded.

In 2011, to further align executives’ interests with stockholders, the Company added a performance threshold for all restricted stock awards to the NEOs. In particular, 50% of the restricted stock awards granted in fiscal 2011 were contingent on the attainment of the threshold EPS goal in the Company’s 2011 Bonus Plan. Under these awards, if the earnings per share threshold is not met, then 50% of the restricted stock awarded is forfeited. The Company exceeded the fiscal 2011 threshold EPS goal and, thus, 100% of the NEOs performance-vesting shares are continuing to vest over the next two years.

Retention and Special Recognition Grants

On occasion and as necessary, the Company will make retention or special recognition awards of restricted stock to NEOs. Retention grants usually vest over a 5-year period with no shares vesting in years 1 and 2, 20% vesting in each of year 3 and year 4 and 60% vesting in year 5. The Committee believes that retention awards are appropriate to reward the recipient’s contributions to the Company and that the extended vesting schedules will foster long-term focus on, and commitment to, the Company. Special recognition grants generally vest in equal annual amounts over a three-year period from the date of grant and are given to reward sustained, superior individual performance.

The Company awarded Mr. Dyer with 100,000 shares of restricted stock in fiscal 2011. The restricted shares will vest 1/3 on the first anniversary of the grant date, 1/3 on the second anniversary of the grant date, and the balance on the third anniversary of the grant date. The shares were awarded as recognition of Mr. Dyer’s leadership through the Company’s rapid turnaround and financial success over the last two years.

Granting of Equity Awards

The Company has adopted a Policy on Granting Equity Awards. The complete Policy is available under the Corporate Governance tab at www.chicosfas.com. This Policy is designed to provide some measure of assurance that equity grant awards are not being manipulated to result in a price that is unreasonably favorable to the recipients of the grants. Since fiscal 2007, the annual equity grant date for all officers has been the date on which the trading window period first opens following the public release of year end earnings. This grant date is generally in late February or early March and is established by us well in advance. Because the Committee does not generally meet on this date, the Committee authorizes the grants at its meeting first preceding the grant date, usually several weeks in advance, specifying an effective prospective grant date consistent with this policy. The exercise price for stock options is generally the closing price on the specified grant date, but in no event less than the closing price on the grant date. This grant date is driven by two principal considerations:

—

It coincides with our fiscal-year-based performance management cycle, allowing supervisors to deliver the equity awards close in time to performance appraisals, which tends to increase the impact of the awards by strengthening the link between pay and performance.

—

It occurs after release of year end earnings, so that the stock price at that time can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects.

The Company also makes promotional, new hire, and out-of-cycle equity awards to executives, as appropriate. The grant date for such awards is the date on which the trading window opens following the date of promotion or hire. The exercise price for stock options is generally the closing price on the grant date, but in no event less than the closing date price.

Retirement and Welfare Benefits

401(k) Plan

In 1992, the Company adopted a profit sharing plan to provide a means for all eligible employees to share in our profits and accumulate retirement savings. Effective on January 1, 1999, we incorporated a 401(k) feature into our profit sharing plan as a means for all eligible employees at all levels of the Company to accumulate retirement savings since the Company discontinued profit sharing contributions. Under the 401(k) aspect of the plan, eligible employees can elect to defer up to 100% of their respective compensation, subject to statutory limitations, and have it contributed to the plan. The Company has elected to match employee contributions at 50% on the first 6% of the employees’ compensation that is contributed and can elect to make additional contributions over and above the mandatory match, based on the amount it deems appropriate in light of our operating results for any given year.

Employee Stock Purchase Plan

In 2002, the Company adopted an employee stock purchase plan (replacing our 1993 employee stock purchase plan) to continue to provide eligible employees at all levels an opportunity to become stockholders of the Company. The Plan was amended in 2011 to enhance the overall effectiveness of the Plan. Eligible employees may purchase shares of our stock semiannually during specified offering periods at a 15% discount to the value of the stock. Executive officers are eligible to participate in this stock purchase plan.

Health and Welfare Benefits

Our executive officers are also eligible to participate in the medical and dental coverage, life and disability insurance, paid time off, and other programs that are generally available to all of our employees.

Perquisites and Other Benefits

We do not provide significant perquisites or personal benefits to NEOs. We provide competitive relocation benefits to newly hired NEOs, in keeping with industry practices. We offer to pay for an annual physical examination and offer supplemental disability income insurance for all officers, including all NEOs. The costs of the annual physical and supplemental disability income insurance are immaterial and we believe the Company benefits from these perquisites. The annual physical helps to mitigate the risk of losing the services of a member of senior management due to otherwise undetected health issues. The Company believes that the financial security provided to executives through the supplemental disability income insurance is a good investment because it provides a useful tool in the retention of top talent. We value perquisites at their incremental cost to us in accordance with SEC regulations. These amounts, if applicable, are reflected in the Summary Compensation Table below.

Deferred Compensation Plan

The Company has adopted two nonqualified plans that permit executive officers to defer current compensation, on a tax-deferred basis, for long term or retirement savings, one of which relates to deferrals made through December 31, 2004 and related earnings and the other of which relates to deferrals since January 1, 2005 and related earnings. Pursuant to the deferred compensation plans, participants have been allowed to defer all or a portion of their qualifying compensation. Under each plan, a book account is then maintained for each such executive officer in which there is an accounting of the amount of compensation deferred and deemed earnings on those amounts based upon the participant’s selection of various available investment options. The Company has not made any matching funds or other contribution to any participant’s account. In accordance with the terms of each of the plans, the deferral must be placed in a “rabbi” trust. This trust arrangement offers a degree of assurance for ultimate payment of benefits without causing constructive receipt of the deferral or earnings thereon for income tax purposes. The assets in the trust remain subject to the claims of our creditors and are not the property of the executive officer unless there is a change in control. This provides further incentive to the executive officer to drive future performance.

Section 409A of the Internal Revenue Code (the “Code”) imposes restrictions on the funding of, distributions made under, and elections to participate in, nonqualified deferred compensation arrangements. Although we believe that we are operating in compliance with the statutory provisions relating to Section 409A that are currently effective and have made appropriate modifications to the applicable plan, the statute and its regulations are complex and subject to further interpretation and uncertainty. Thus, it is possible that we will have to make additional adjustments to our nonqualified deferred compensation arrangements to comply with the applicable rules as further interpretations are issued.

Severance and Change in Control Benefits

Our CEO has an employment letter that provides for severance benefits in connection with certain employment terminations, with separate provisions that would govern a severance associated with a change in control. The principal terms of Mr. Dyer’s employment agreement and the related provisions addressing severance benefits are described beginning on page 64 of this proxy statement.

The Company also offers reasonable severance benefits to all officers in order to attract and retain highly skilled management talent. Many other retailers offer comparable severance benefits. As a result, the Company has adopted a Vice President Severance Plan and an Executive Severance Plan which provide severance benefits upon certain terminations of employment. The plans are on file with the SEC, as required, and their material terms are summarized on page 66 of this proxy statement.

None of these severance benefits provide for payment of excise tax gross-ups.

Tally Sheets

With respect to fiscal 2011 compensation, the Committee analyzed tally sheets for all compensation and maximum potential payouts when approving compensation matters. Through the use of such tally sheets, the Committee reviewed all components of the compensation of our CEO, CFO, and other NEOs, including base salary and annual cash incentive compensation as well as long term equity based incentive compensation and accumulated realized and unrealized equity award gains.

Other Matters

Share Retention Guidelines; Hedging Prohibition

The Company has adopted stock ownership guidelines for all officers and directors, including the NEOs. Compliance with the ownership guidelines are reviewed regularly by the Committee. The current guidelines require executives to hold Company stock equal to the following values: (i) CEO — ownership equal to three times the prior year’s salary; (ii) other covered officers — ownership equal to one to two times prior year’s salary; and (iii) non-employee directors — ownership equal to three times the base annual retainer. The Company has established a retention ratio that requires officers and directors to retain and hold on a net after tax basis at least 25% of shares obtained as a result of a stock option exercise or the vesting of restricted shares until such time as the officer or director is in compliance with the guidelines.

Shares counted toward this requirement are based on shares owned outright as well as shares otherwise beneficially owned by such officer or director (as beneficial ownership is defined by the SEC’s rules and regulations) and the value of the gain on vested but unexercised in-the-money options as determined based on a closing price as of a set date. Unvested restricted shares and unvested options awarded under our stock incentive plan are not counted for these purposes.

Officers and directors are not permitted to hedge their economic exposures to the Company stock that they own and are not permitted to trade our stock on margin.

Clawback Agreements

The Company has “Clawback” Agreements with the CEO and CFO. Under these Agreements, each executive is required to reimburse the Company for incentive compensation previously paid to the executive under any of the Company’s executive bonus programs if within two years from the date of payment of such incentive compensation, the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any then applicable financial reporting requirement under the securities laws as a result of misconduct by the executive and/or gross negligence by the executive in failing to prevent the misconduct or if the executive is otherwise subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002. The Committee believes that the officers who certify the Company’s financial reporting should not be unjustly enriched for prior reporting periods in the event of such a restatement.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits publicly held companies from deducting certain compensation to any one NEO, other than the CFO, in excess of $1,000,000 during the tax year. However, Section 162(m) provides that, to the extent that compensation is based on the attainment of performance goals set by the Committee pursuant to plans approved by our stockholders, the compensation is not included for purposes of arriving at the $1,000,000. For fiscal 2011, bonuses earned by the NEOs were paid out under the stockholder-approved Bonus Plan. Our Compensation Committee administered the bonus awards under the Bonus Plan in an effort to have the payouts qualify for the “performance-based” exemption from the $1,000,000 limit. Thus, any bonus compensation paid to NEOs with respect to fiscal 2011 was treated as fully tax-deductible.

Compensation realized from stock options granted under the 2002 Omnibus Plan is believed to qualify for the performance-based exemption under Section 162(m), and is, therefore, treated as fully deductible. In addition, the Compensation Committee has administered the performance share awards to also qualify for the performance-based exemption; therefore, compensation realized from performance shares has been treated as fully deductible. Compensation realized from time-based vesting restricted stock grants, however, does not qualify for such an exemption. Thus, to the extent taxable compensation from restricted stock earnings in combination with salaries and certain other compensation elements for any NEO exceeds $1,000,000, such compensation will not be deductible.

The Company is permitted to and reserves the right to pay other amounts that are not tax deductible to meet the design goals of our executive compensation program. In any event, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Fiscal 2012 Compensation Framework

For fiscal 2012, the Company implemented the following changes in compensation arrangements for its executive officers.

All officers, including all NEOs, now have performance share units (“PSUs”) as a part of their equity compensation. Officers receiving PSUs will have the opportunity to earn between 0 — 125% of the targeted grant amount, with the actual number of shares awarded based on the Company’s RONA targets as set forth under the Company’s Bonus Plan. Generally, 50% of each executive’s target equity opportunity in fiscal 2012 is in the form of PSUs.

We have discontinued the routine use of stock options. We believe that performance shares are a more appropriate way to create incentives for operational excellence as well as enhanced stockholder value. Performance shares also increase the alignment of the NEOs’ and stockholders’ interests, and is consistent with the Company’s philosophy that executive compensation should be tied to Company performance.

Otherwise, all compensation programs are largely unchanged from fiscal 2011.

Summary Compensation Table

The following table includes information concerning compensation for fiscal years 2009, 2010 and 2011 in reference to the NEOs, which includes the Company’s principal executive officer during fiscal year 2011, the Company’s principal financial officer, and the three most highly compensated executive officers of the Company other than the principal executive officer and the principal financial officer. A description of the material terms of the employment agreements for each of the NEOs, including a description of potential post employment payments, appears below under the headings “Employment Agreements for Named Executive Officers” and “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Name and Principal Position	Fiscal Year Ended	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) (5) ($)	Option Awards (4) (5) ($)	Non-Equity Incentive Plan Compen- sation (6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (7) ($)	Total ($)
David F. Dyer,	01/28/2012	950,000	-	2,738,000	-	1,048,800	-	8,126	4,744,926
President and Chief Executive Officer	01/29/2011	950,000	-	1,378,000	-	1,426,900	-	12,888	3,767,788
	01/30/2010	950,000	-	431,000	1,186,701	1,662,500	-	24,104	4,254,305

Pamela K Knous,	01/28/2012	332,418	485,000	914,250	141,987	-	-	51,252	1,924,907
Executive Vice President- Chief Financial Officer/Chief Accounting Officer

Kent A. Kleeberger,	01/28/2012	550,000	-	273,800	267,973	425,040	-	9,168	1,525,981
Executive Vice President- Chief Operating Officer	01/29/2011	550,000	-	1,175,771	138,901	660,880	-	11,833	2,537,385
	01/30/2010	550,000	-	-	-	770,000	-	8,447	1,328,447

Donna M. Colaco,	01/28/2012	645,673	-	342,250	368,463	753,371	-	16,573	2,126,330
Brand President-White House Black Market	01/29/2011	625,000	-	2,030,000	208,352	754,250	-	18,711	3,636,313
	01/30/2010	625,000	-	-	-	875,000	-	7,367	1,507,367

Cynthia S. Murray,	01/28/2012	645,673	-	342,250	368,463	212,814	-	12,516	1,581,716
Brand President- Chico’s	01/29/2011	623,077	-	2,030,000	208,352	600,148	-	23,732	3,485,309
	01/30/2010	565,385	100,000	129,300	220,787	791,538	-	56,585	1,863,595

Laurie Van Brunt,	01/28/2012	500,000	-	273,800	267,973	511,500	-	341,531	1,894,804
Brand President – Soma Intimates

(1)	In fiscal 2011, Mr. Dyer, Mr. Kleeberger, Ms. Colaco, Ms. Murray and Ms. Van Brunt contributed a portion of his or her compensation to the Company’s 401(k) savings plan.

(2)	The amounts in this column consist of sign-on bonuses paid to Ms. Murray in fiscal 2009 and Ms. Knous in fiscal 2011. The amount for Ms. Knous also reflects a guaranteed bonus payment in the amount of $385,000 for fiscal 2011.

(3)	The amounts included in the “Stock Awards” column for fiscal 2011, fiscal 2010, and fiscal 2009 represent the aggregate grant date fair value of restricted stock and performance-based shares granted in each year presented in the table (excluding any estimated amount for forfeitures related to service-based vesting conditions) in accordance with authoritative guidance. For Mr. Dyer, the amount includes a performance-based award with a target of 100,000 shares and which was eligible for up to an additional 33,333 shares contingent on certain company-specific performance measures. Based on the Company’s performance in fiscal 2011, Mr. Dyer earned 74,010 shares which is valued for purposes of this table at $1,013,197. For a discussion of the valuation of stock awards, see Note 11 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2012 (fiscal 2011). See the Grants of Plan-Based Awards Table for information on restricted stock granted in fiscal 2011. The amounts included in the “Stock Awards” column for fiscal 2011 assume all service conditions will be met and reflect the actual value that will be recognized by the NEOs as the shares vest during current and future years and does not correspond to the Company’s accounting expense for these awards.

(4)	The amounts included in the “Option Awards” column for fiscal 2011, fiscal 2010, and fiscal 2009 represent the aggregate grant date fair value of stock options granted in each year presented in the table (excluding any estimated amount for forfeitures related to service-based vesting conditions) in accordance with authoritative guidance. For a discussion of valuation assumptions, see Note 11 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2012 (fiscal 2011). See the Grants of Plan-Based Awards Table for information on options granted in fiscal 2011. The amounts included in the “Option Awards” column for fiscal 2011 assume all service conditions will be met and reflect the actual value that will be recognized by the NEOs as the shares vest during current and future years and does not correspond to the Company’s accounting expense for these awards.

(5)	The actual amounts that the NEOs will be able to realize from these equity awards will depend on a number of factors including the Company’s actual operating performance, stock price, the vesting terms of the award and the NEO’s continued employment.

(6)	The amounts in this column consist of annual incentive bonus payments earned by each of the NEOs earned based on company performance in fiscal 2011, fiscal 2010 and fiscal 2009. See “Compensation Discussion and Analysis–Annual Cash Incentive Bonuses.” Amounts earned with respect to the respective fiscal year are accrued as expenses in such fiscal year, even though a portion of such bonuses were computed and paid following the end of the respective fiscal year.

(7)	The amounts in this column consist of the Company’s matching contributions to its 401(k) savings plan on behalf of the NEOs, group term life insurance premiums paid by the Company on behalf of the NEOs, supplemental executive disability premiums paid by the Company on behalf of the NEOs, expenses related to the Company’s executive wellness program, and relocation expenses during the fiscal year, if applicable.

For Ms. Murray, of the $56,585 included in this column for fiscal 2009, $55,343 related to relocation expenses. For Ms. Knous, of the $51,252 included in this column for fiscal year 2011, $51,053 related to relocation expenses. For Ms. Van Brunt, of the $341,531 included in this column for fiscal year 2011, $300,000 related to offsetting a portion of the loss she incurred on the sale of her previous residence as a result of her relocation to Florida and $31,629 related to relocation expenses.

Fiscal Year Grants of Plan Based Awards

The following table sets forth certain information with respect to the equity and non-equity awards granted during or for the fiscal year ended January 28, 2012 to each of our executive officers listed in the Summary Compensation Table.

	Grant Date	Compensation Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David F. Dyer	N/A	N/A	237,500	950,000	1,662,500
	February 24, 2011	February 22, 2011				25,000	100,000	133,333				1,369,000
	February 24, 2011	February 22, 2011							100,000			1,369,000

Pamela K Knous	N/A	N/A	58,173	232,693	407,212
	August 18, 2011	June 23, 2011							75,000			914,250
	August 18, 2011	June 23, 2011								25,000	12.19	141,987

Kent A. Kleeberger	N/A	N/A	96,250	385,000	673,750
	February 24, 2011	February 22, 2011				0	10,000	10,000				136,900
	February 24, 2011	February 22, 2011							10,000			136,900
	February 24, 2011	February 22, 2011								40,000	13.69	267,973

Donna M. Colaco	N/A	N/A	129,135	516,538	903,942
	February 24, 2011	February 22, 2011				0	12,500	12,500				171,125
	February 24, 2011	February 22, 2011							12,500			171,125
	February 24, 2011	February 22, 2011								55,000	13.69	368,463

Cynthia S. Murray	N/A	N/A	129,135	516,538	903,942
	February 22, 2011	February 22, 2011				0	12,500	12,500				171,125
	February 24, 2011	February 22, 2011							12,500			171,125
	February 24, 2011	February 22, 2011								55,000	13.69	368,463

Laurie Van Brunt	N/A	N/A	93,750	375,000	656,250
	February 22, 2011	February 22, 2011				0	10,000	10,000				136,900
	February 24, 2011	February 22, 2011							10,000			136,900
	February 24, 2011	February 22, 2011								40,000	13.69	267,973

(1)	These columns show the range of aggregate payouts targeted for fiscal 2011 performance under the Chico’s FAS, Inc. Cash Bonus Incentive Plan as described in the section titled “Annual Cash Incentive Bonuses” in the Compensation Discussion and Analysis. The Threshold amount represents the aggregate amount that would have been payable to the executive officer if the Company were to have achieved just the minimum performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. The Target amount represents the amount that would have been payable to the executive officer if the Company were to have achieved the targeted performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. The Maximum amount represents the amount that would have been payable to the executive officer if the Company were to have achieved the maximum performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. The actual cash incentive bonus payments for fiscal 2011 performance paid pursuant to the Cash Bonus Incentive Plan were computed and paid based on the extent to which each NEO achieved the respective performance measure targets established for that officer, as more particularly described in the section titled “Annual Cash Incentive Bonuses” in the Compensation Discussion and Analysis and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Each NEO earned an incentive bonus between the threshold and maximum amounts listed in the table under the Company’s Cash Bonus Incentive Plan during fiscal 2011.

(3)

These columns include performance-based awards granted in fiscal 2011 under the 2002 Omnibus Plan. Mr. Dyer’s award was a performance-based stock award granted in fiscal 2011 whereby Mr. Dyer was eligible to receive from 0 to 133,333 shares, with a target of 100,000 shares contingent upon the achievement of certain company-specific performance measures over the one-year period ended January 28, 2012. Based on the Company’s performance in fiscal 2011, it was determined that Mr. Dyer earned 74,010 shares. The 74,010 shares vested on March 4, 2012.

For Mr. Kleeberger, Ms. Colaco, Ms. Murray, and Ms. Van Brunt, these columns include amounts for a performance-based restricted stock award whereby each of Mr. Kleeberger, Ms. Colaco, Ms. Murray and Ms, Van Brunt were eligible to earn shares, contingent upon the achievement of a defined threshold for the Company’s earnings per diluted share in fiscal 2011. Any shares earned based on the achievement of such goals will vest over three years from the date of grant. Based on the Company’s performance in fiscal 2011, the defined threshold for earnings per share was met and the award, for each participant, was earned.

(4)	Restricted stock granted under the 2002 Omnibus Plan is described in the Outstanding Equity Awards at Fiscal Year-End Table below. Restricted stock awards have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control). However, restricted stock has an implicit performance criterion because the higher the Company’s stock price, the greater the value of the restricted stock award.

(5)	Stock options granted under the 2002 Omnibus Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below. The stock options granted to the NEOs in fiscal 2011 have a 10-year term and vest annually in equal thirds beginning on the first anniversary of the date of grant. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until the Company’s stock price exceeds the exercise price.

(6)	The amounts in this column represent the full aggregate grant date fair value of each award, computed in accordance with accounting guidance. For a discussion of the valuation of stock awards and valuation assumptions for option awards, see Note 11 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2012 (fiscal 2011).

Outstanding Equity Awards at Fiscal Year End

The following table outlines outstanding long-term equity-based incentive compensation awards for the executive officers listed in the Summary Compensation Table as of January 28, 2012. Each outstanding award is shown separately. The vesting schedule for each award is described in the footnotes to this table.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Name	Exercisable	Unexercisable
David F. Dyer	10,000	-		20.17	3/5/2017	366,666	4,187,326
	10,000	-		24.58	6/26/2017	100,000	1,142,000
	66,667	66,667		4.31	3/4/2016
	66,667	66,667		5.39	3/4/2016
	66,667	66,667		6.47	3/4/2016
Pamela K Knous	-	25,000		12.19	8/18/2021	75,000	856,500
Kent A. Kleeberger	40,000	-		10.49	12/7/2017	4,445	50,762
	20,000	-		7.42	3/7/2018	75,000	856,500
	40,000	-		2.74	11/26/2018	20,000	228,400
	6,666	13,334		13.78	2/25/2020
	-	40,000		13.69	2/24/2021
Donna M. Colaco	30,000	-		14.86	9/7/2017	6,667	76,137
	30,000	-		7.42	3/7/2018	150,000	1,713,000
	90,000	-		2.74	11/26/2018	25,000	285,500
	10,000	20,000		13.78	2/25/2020
	-	55,000		13.69	2/24/2021
Cynthia S. Murray	66,666	33,334		4.31	3/4/2019	10,000	114,200
	10,000	20,000		13.78	2/25/2020	6,667	76,137
	-	55,000		13.69	2/24/2021	150,000	1,713,000
						25,000	285,500
Laurie Van Brunt	10,000	20,000		11.98	5/20/2020	6,667	76,137
	-	40,000		13.69	2/24/2021	20,000	228,400

(1)	All options listed above vest at a rate of 33-1/3% per year over the first three years of the option term, beginning on the one year anniversary of the date of grant.

(2)	All awards represent awards of restricted stock with the exception of Mr. Dyer’s 366,666 shares which are performance-based shares. The 366,666 shares shown in this table represent 133,333 shares earned by Mr. Dyer as a result of the Company’s performance in each of fiscal 2009 and fiscal 2010 and an additional grant in fiscal 2011 of a target of 100,000 shares contingent on certain company-specific fiscal 2011 performance measures. Based on the Company’s performance in fiscal 2011, Mr. Dyer earned 74,010 shares and thus 25,990 shares of the fiscal 2011 grant were canceled in early fiscal 2012. All shares earned by Mr. Dyer under these restricted stock awards vested on March 4, 2012. All other restricted stock vests at the rate of 33-1/3% per year beginning on the one year anniversary of the date of grant except as follows: 1) the unvested shares of 75,000, 150,000 and 150,000 shares for Mr. Kleeberger, Ms. Colaco and Ms. Murray, respectively, vest over a 5 year period from the date of grant with no vesting in years 1 and 2, 20% vesting on the three year anniversary of the date of grant, 20% vesting on the fourth year anniversary of the date of grant and 60% vesting on the fifth year anniversary of the date of grant.

Fiscal Year Options Exercised and Stock Vested

The following table sets forth stock options exercised and restricted stock vested during the fiscal year ended January 28, 2012 with respect to the executive officers listed in the Summary Compensation Table. The dollar figures in the table below reflect the value on the exercise date for Option Awards and the vesting date for Stock Awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

David F. Dyer	-	-	-	-

Pamela K Knous	-	-	-	-

Kent A. Kleeberger	20,000	255,602	11,112	127,989

Donna M. Colaco	-	-	16,667	191,971

Cynthia S. Murray	-	-	13,333	182,695

Laurie Van Brunt	-	-	3,333	46,995

Fiscal Year Retirement Benefits

The Company does not maintain any pension benefit plan for any of its employees, including for any of the NEOs. Thus, there are no accumulated pension benefits for any of its NEOs. The only funded retirement benefits that are provided for the Company’s NEOs are those accruing as a result of contributions made under the Company’s 401(k)/profit sharing plan.

Fiscal Year Nonqualified Deferred Compensation

The following table illustrates the nonqualified deferred compensation benefits under the Nonqualified Deferred Compensation Plans, reported collectively.

Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End (3) ($)

David F. Dyer	-	-	-	-	-

Pamela K Knous	-	-	-	-	-

Kent A. Kleeberger	-	-	-	-	-

Donna M. Colaco	-	-	-	-	-

Cynthia S. Murray	-	-	-	-	-

Laurie Van Brunt	43,711	-	-	-	64,259

(1)	For Ms. Van Brunt, the amount shown in this column represents the deferral of a portion of her annual salary and cash incentive bonus in fiscal 2011.

(2)	The Company may make contributions on behalf of its executive officers to the Deferred Plan. To date, no Company contributions have been made under the Deferred Plan nor has the Company paid above market earnings on accounts under the Deferred Plan.

(3)	The aggregate balances shown above represent amounts that the NEOs earned but elected to defer, plus earnings (or losses), if applicable. Account balances may be invested in phantom investments selected by the executive from an array of investment options. The array changes from time to time; as of January 28, 2012, participants could choose among several different investments, including domestic and international equity, income, short term investment, and blended fund investment. The participants are not being offered and thus cannot choose a Company stock fund.

Employment Agreements for Named Executive Officers

David F. Dyer.    Mr. Dyer, who currently serves as President and Chief Executive Officer, is subject to an at-will employment offer letter dated January 7, 2009, as amended March 5, 2009. The offer letter contemplates an annual base salary and certain other benefits. Mr. Dyer’s current base salary is $950,000 and is subject to further increases as set from time to time by the Board of Directors. Mr. Dyer is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan. In particular, for fiscal 2012, Mr. Dyer’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 25% of his base salary, a target bonus equal to 100% of his base salary and a maximum bonus equal to 175% of his base salary.

In March 2009, February 2010 and again in February 2011, Mr. Dyer was awarded certain performance shares. Each performance share award set the target number of shares at 100,000 shares (with a maximum of 133,333 shares and a minimum of zero shares) and the opportunity to earn the performance shares was contingent upon the achievement of return on net assets performance measures and goals over a one year period, with vesting under each grant occurring on March 4, 2012. With respect to the performance share grants in both fiscal 2009 and 2010, Mr. Dyer earned the maximum number of shares totaling 133,333 for each grant. With respect to the performance share grant for fiscal 2011, Mr. Dyer earned 74,010 shares.

Mr. Dyer also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

The employment offer letter also provides for certain restrictive covenants which, if violated, can result in immediate forfeiture of any unvested equity grants and the cancellation of all then outstanding option grants and claw-back of any option exercises occurring in the six months prior to such violation. Forfeiture of equity grants and option gains may also be triggered in the event grounds for a “cause” termination are uncovered during a severance period.

Mr. Dyer is also a party to a “clawback” agreement with the Company as more fully described on page 54.

A description of potential post employment payments payable to Mr. Dyer appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Pamela K Knous.    Ms. Knous, who currently serves as Executive Vice President-Chief Financial Officer, is subject to an at-will employment offer letter dated June 8, 2011. The offer letter contemplates an annual base salary and certain other benefits. Ms. Knous’ current base salary is $550,000 and is subject to further increases as set from time to time by the Board of Directors. Ms. Knous is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan. In particular, for fiscal 2012, Ms. Knous’ aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 17.5% of her base salary, a target bonus equal to 70% of her base salary and a maximum bonus equal to 122.5% of her base salary. In 2011, consistent with the terms of the offer letter, she received a sign on bonus and certain relocation benefits and was awarded certain stock options and restricted stock. Ms. Knous also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers. Pursuant to her offer letter agreement, Ms. Knous was guaranteed and was paid a bonus of $385,000 for fiscal 2011.

Ms. Knous is also a party to a “clawback” agreement with the Company as more fully described on page 54.

A description of potential post employment payments payable to Ms. Knous appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Kent A. Kleeberger.    Mr. Kleeberger, who currently serves as Executive Vice President-Chief Operating Officer, is subject to an at-will employment offer letter dated October 8, 2007. The offer letter contemplates an annual base salary and certain other benefits. Mr. Kleeberger’s current base salary is $550,000 and is subject to further increases as set from time to time by the Board of Directors. Mr. Kleeberger is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan. In particular, for fiscal 2012, Mr. Kleeberger’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 17.5% of his base salary, a target bonus equal to 70% of his base salary and a maximum bonus equal to 122.5% of his base salary. Mr. Kleeberger is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

Mr. Kleeberger is a party to a “clawback” agreement with the Company as more fully described on page 54.

A description of potential post employment payments payable to Mr. Kleeberger appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Donna M. Colaco.    Ms. Colaco, who currently serves as Brand President-White House | Black Market, is subject to an at-will employment offer letter dated July 19, 2007. The offer letter contemplates an annual base salary and certain other benefits. Ms. Colaco’s current base salary is $725,000 and is subject to further increases as set from time to time by the Board of Directors. Ms. Colaco is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan. In particular, for fiscal 2012, Ms. Colaco’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 20% of her base salary, a target bonus equal to 80% of her base salary and a maximum bonus equal to 140% of her base salary. Ms. Colaco is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

A description of potential post employment payments payable to Ms. Colaco appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Cynthia S. Murray.    Ms. Murray, who currently serves as Brand President-Chico’s, is subject to an at-will employment offer letter dated January 29, 2009. The offer letter contemplates an annual base salary and certain other benefits. Ms. Murray’s current base salary is $725,000 and is subject to annual increases as determined from time to time by the Company’s Board of Directors. Ms. Murray is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan. In particular, for fiscal 2012, Ms. Murray’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 20% of her base salary, a target bonus equal to 80% of her base salary and a maximum bonus equal to 140% of her base salary. In 2009, consistent with the terms of the offer letter, she received a sign on bonus and certain relocation benefits and was awarded certain stock options and restricted stock. Ms. Murray also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

A description of potential post employment payments payable to Ms. Murray appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Laurie Van Brunt.    Ms. Van Brunt, who serves as Brand President-Soma Intimates, is subject to an at-will employment offer letter dated April 21, 2010. The offer letter contemplates an annual base salary and certain other benefits. Ms. Van Brunt’s current base salary is $525,000 and is subject to annual increases as determined from time to time by the Company’s Board of Directors. Ms. Van Brunt is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan. In particular, for fiscal 2012, Ms. Van Brunt’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 18.75% of her base salary, a target bonus equal to 75% of her base salary and a maximum bonus equal to 131.25% of her base salary. In 2010, consistent with the terms of the offer letter, she received a sign on bonus and certain relocation benefits and was awarded certain stock options and restricted stock. Ms. Van Brunt also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

A description of potential post employment payments payable to Ms. Van Brunt appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Potential Payments Upon Termination or Change in Control for Named Executive Officers

The section below describes the payments that may be made to NEOs upon termination of their employment, pursuant to individual agreements or otherwise.

David F. Dyer

Pursuant to his employment letter agreement, if Mr. Dyer’s employment by the Company is terminated without “Cause” (as described below), Mr. Dyer would generally be entitled to receive, among other benefits, payments equal to the sum of his base salary and target bonus, payable in monthly installments over one year, subject to the execution of a general release of claims against the Company. Mr. Dyer would also be entitled to receive the following, upon termination of employment by the Company without Cause: (i) pro rata vesting of stock options based on the amount of time worked through the termination date, with each option remaining exercisable for the lesser of three years following termination of employment or expiration of its respective term, (ii) a pro-rated bonus for the applicable bonus period based on actual performance that would otherwise have been payable, payable after year-end results are measured, (iii) a pro-rata number of performance shares based on the shares that would have been earned at the end of the original performance period, pro-rated based on the time worked through the termination date, payable as soon as possible after the end of the performance period, (iv) continued health insurance coverage until age 67, provided that Mr. Dyer pays both the employee and employer portion of premiums post-termination, which benefits expire when and if Mr. Dyer obtains similar benefits from another employer, and (v) all other benefits to be continued for one year post-termination.

In the event of a “Change in Control” (as described below) where Mr. Dyer’s employment is involuntarily terminated without Cause, or where Mr. Dyer voluntary terminates his employment with “Good Reason” (as described below), in either case, within two years of such Change in Control, Mr. Dyer would be entitled to receive, in lieu of the benefits described in the preceding paragraph, among other benefits, an amount equal to the sum of his base salary and the target bonus, payable in a lump sum, subject to the execution of a general release of claims against the Company. In this event, Mr. Dyer would also be entitled to: (i) pro rata vesting of stock options based on the amount of time worked through the termination date, with each option remaining exercisable for the lesser of three years following termination of employment or expiration of its respective term and (ii) vesting of performance shares in full (which occurs on a Change in Control regardless of whether termination of employment occurs) and payment of performance shares within sixty days of termination of employment.

In the event of his termination of employment due to death or permanent disability, Mr. Dyer or his beneficiaries are entitled to the following: (i) payment of all accrued but unpaid compensation; (ii) a pro-rata vesting of stock options based on the amount of time worked through Mr. Dyer’s last date of employment, with Mr. Dyer or his beneficiaries being allowed to exercise any vested options for one year after his death or permanent disability or the remaining term of the options, whichever is less, and (iii) continued health insurance coverage until age 67 (or, in the case of death, until Mr. Dyer would have reached age 67), such benefits to be mitigated by similar benefits provided by any new employer; and (iv) all other benefits continued for one year post-termination.

For purposes of Mr. Dyer’s employment letter agreement, the term “Cause” means the occurrence of any of the following: (i) Mr. Dyer’s being convicted of, or entering a plea of no contest to, any felony; (ii) Mr. Dyer’s being convicted of, or entering a plea of no contest to, any crime related to his employment by the Company, but specifically excluding traffic offenses; (iii) Mr. Dyer’s continued willful neglect of, refusal to perform, or gross negligence concerning, his duties, or engaging in willful misconduct in the performance of his duties, which has a material adverse affect on the Company; (iv) Mr. Dyer’s willful failure to take actions that are permitted by law and necessary to implement policies of the Company’s Board of Directors which the Board of Directors has communicated to Mr. Dyer in writing, provided that minutes of a Board of Directors meeting that are provided to or made available to Mr. Dyer shall be deemed communicated to Mr. Dyer; (v) Mr. Dyer’s material breach of the terms of his employment letter agreement; or (vi) drug or alcohol abuse by Mr. Dyer, but only to the extent that such abuse has an obvious and material adverse affect on the Company or on the performance of Mr. Dyer’s duties and responsibilities under his employment letter agreement; provided; however, that Cause shall not be found in any of the circumstances set forth above (other than in subparagraph (i) or (ii) above or where the basis for the Cause determination is incapable of being cured) unless the relevant act or failure to act is not cured by Mr. Dyer within ten (10) business days after the Company gives him written notice setting out a clear description of the circumstances alleged by the Company to constitute Cause.

For purposes of Mr. Dyer’s employment letter agreement, the term “Good Reason” means the occurrence of any of the following events, unless such events are corrected in all material respects by the Company within 30 days of Mr. Dyer’s written notification to the Company that he intends to terminate his employment for “Good Reason” (provided that such notice is given within 90 days of the initial existence of the condition): (i) any material reduction in Mr. Dyer’s current titles or positions, or a material reduction in Mr. Dyer’s then current duties or responsibilities or (ii) Mr. Dyer’s failure to be re-elected or re-appointed to the Company’s Board of Directors.

For purposes of Mr. Dyer’s employment letter agreement, the term “Change in Control” means (a) any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; (b) during any one-year period, individuals who at the beginning of such period constitute the Board of Directors, and any new director who is elected or nominated by the Board by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the one-year period or whose election or nomination was previously so approved, cease to constitute at least a majority of the Board; (c) a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its ultimate parent outstanding immediately after such merger or consolidation; or (d) the sale or disposition of all or substantially all of the Company’s assets.

If, at the time of his separation from service, Mr. Dyer is a “specified employee,” payments shall be delayed six months to the extent necessary to be in compliance with Section 409A of the Internal Revenue Code.

Other Named Executive Officers

General

Effective October 1, 2007, the Company put into effect a formal executive severance plan for certain eligible officer employees, including the Company’s NEOs who are not covered by superseding provisions in their respective employment agreements. On March 1, 2008, the Company’s executive severance plan was amended to cover only executive vice presidents and senior vice presidents and, at the same time a separate vice president severance plan was adopted to cover vice presidents not covered by the executive severance plan. The division of the severance plan into two separate plans was largely to limit a “good reason” termination trigger to executive vice presidents and senior vice presidents and to clarify that the officers covered by the vice president severance plan would not be subject to any six month waiting period for the payment of severance benefits. Because the NEOs other than Mr. Dyer are currently covered by the version of the executive severance plan that was effective as of March 1, 2008, the following description of the executive severance plan is based on the executive severance plan as revised, effective March 1, 2008.

Of the NEOs, Ms. Knous, Mr. Kleeberger, Ms. Colaco, Ms. Murray and Ms. Van Brunt are covered by the executive severance plan. The executive severance plan provides for the payment of certain benefits to certain of the Company’s senior executives, including Ms. Knous, Mr. Kleeberger, Ms. Colaco, Ms. Murray and Ms. Van Brunt, upon terminations of employment from the Company. The purpose of the executive severance plan is to promote uniform treatment of senior executives who are involuntarily terminated other than for “cause” or who terminate for good reason. Furthermore, the executive severance plan provides benefits to senior executives who, following a change in control as defined in the executive severance plan, have not been offered employment comparable to that which the Company provided prior to the change in control.

The executive severance plan provides for the following severance benefits:

—	A cash payment equal to 12 months of the senior executive’s annual base salary.

—	A cash payment equal to the senior executive’s prorated bonus, if earned, for the year in which the termination occurs.

—	Provided that the senior executive properly elects continued health care coverage under applicable law, the Company will fully subsidize the COBRA premium cost for a period of up to 12 months.

—	Reimbursement for documented outplacement assistance expenses incurred during the 12 months following the qualifying termination of employment.

—	Release from any obligation to otherwise repay any sign-on bonus or relocation benefit.

The provision of severance benefits under the executive severance plan is conditioned upon the executive executing an agreement and release which includes, among other things, one-year non-competition and non-solicitation restrictive covenants, a non-disclosure covenant, a non-disparagement covenant as well as a release of claims against the Company. For a terminated executive who falls within the definition of a “specified employee” (as defined in Section 409A of the Internal Revenue Code), no severance payment shall be made before the date which is six months after the date of termination of employment.

Each of Ms. Knous, Mr. Kleeberger, Ms. Colaco, Ms. Murray and Ms. Van Brunt is eligible to receive certain post-employment payments as indicated below in accordance with the Company’s above-described executive severance plan (payment of which is conditioned upon entry into the above described letter agreement and release under the executive severance plan) and, in certain cases, under the 2002 Omnibus Plan.

Potential Payments Upon Termination

The following table shows the potential payments upon termination for our NEOs as if the respective termination events had occurred on January 28, 2012:

Name and Termination Scenarios	Cash Severance (1)	Equity (2)	Health Benefits (3)	Other Benefits (4)	Excise Tax Gross Up	Total
David F. Dyer
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	-	-	-	-	N/A	-
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	6,535,332	-	-	N/A	6,535,332
w/o Good Cause (Involuntary)	2,948,800	5,592,461	-	23,000	N/A	8,564,261
Change in Control	3,800,000	6,385,517	-	23,000	N/A	10,208,517
Pamela K Knous
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	935,000	-	12,042	-	N/A	947,042
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	856,500	-	-	N/A	856,500
w/o Good Cause (Involuntary)	935,000	-	12,042	23,000	N/A	970,042
Change in Control	935,000	856,500	-	-	N/A	1,791,500
Kent A. Kleeberger
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	975,040	-	16,891	-	N/A	991,931
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	1,600,062	-	-	N/A	1,600,062
w/o Good Cause (Involuntary)	975,040	-	16,891	23,000	N/A	1,014,931
Change in Control	975,040	1,600,062	-	-	N/A	2,575,102
Donna M. Colaco
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	1,403,371	-	12,042	-	N/A	1,415,413
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	2,975,837	-	-	N/A	2,975,837
w/o Good Cause (Involuntary)	1,403,371	-	12,042	23,000	N/A	1,438,413
Change in Control	1,403,371	2,975,837	-	-	N/A	4,379,208
Cynthia S. Murray
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	862,814	-	12,435	-	N/A	875,249
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	2,899,837	-	-	N/A	2,899,837
w/o Good Cause (Involuntary)	862,814	-	12,435	23,000	N/A	898,249
Change in Control	862,814	2,899,837	-	-	N/A	3,762,651
Laurie Van Brunt
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	1,011,500	-	17,229	-	N/A	1,028,729
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	304,537	-	-	N/A	304,537
w/o Good Cause (Involuntary)	1,011,500	-	17,229	23,000	N/A	1,051,729
Change in Control	1,011,500	304,537	-	-	N/A	1,316,037

(1)	The cash severance associated with any termination other than Change in Control is to be paid as income continuation, but is shown in the aggregate and not as a discounted present value. For Ms. Knous, Mr. Kleeberger, Ms. Colaco, Ms. Murray, and Ms. Van Brunt the cash severance associated with termination includes 12 months of salary and the earned bonus component for fiscal 2011. For Mr. Dyer, if termination of employment occurs not following a Change in Control, Mr. Dyer would also receive, payable in cash at the normal time cash bonuses are paid to other participants in the bonus plan, his bonus in respect of the fiscal year in which employment terminates, as if employment had continued, based on the Company’s performance for such fiscal year. If Mr. Dyer’s termination of employment is associated with a specified termination following a Change in Control, the cash severance would include a bonus amount equal to the target bonus for the applicable year, to be paid in a lump sum.

(2)	Stock option value assumes immediate exercise at $11.42/share at termination, which equals the Company’s stock price at the end of the 2011 fiscal year. Equity value for vesting of restricted stock also assumes $11.42/share. In accordance with the Company’s 2002 Omnibus Plan, stock options become 100% vested in the event of death, disability or change in control, as these events are defined in the 2002 Omnibus Plan. Although restricted stock awards do not automatically vest in the event of death or disability or change in control, the Compensation and Benefits Committee may, in its discretion, decide to accelerate such awards. The Company determined that it was appropriate to include amounts related to the potential accelerated vesting of restricted stock in this table to provide a comprehensive total of payments upon termination for death, disability or change in control.

(3)	Health benefits represents an estimate using monthly COBRA cost times 12 months, the period of income continuation, but is shown in the aggregate and not as a discounted present value. However, for Mr. Dyer, the amounts in the table are zero based on his employment letter agreement which indicates that the Company will continue health insurance following certain terminations of employment until age 67, but only if Mr. Dyer pays both the employee and employer portion of the premium.

(4)	Represents an estimate of maximum outplacement assistance.

Indemnification Agreements

We have entered into indemnification agreements with all of our directors and executive officers under which we have agreed to indemnify such persons against all direct and indirect costs of any type or nature whatsoever (including attorneys’ fees) incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. These persons are to be indemnified to the fullest extent now or hereafter permitted by the Florida Business Corporation Act. The indemnification agreements also provide for the advancement of expenses to these directors and officers in connection with any such suit or proceeding.

Certain Relationships and Related Party Transactions

During fiscal 2011, Adam Hinds, the son-in-law of John Burden served as Vice President – National Store Support Center Operations for the Company, with responsibility for overseeing and directing all facilities management activities at the Company’s National Store Support Center facility as well as all non-merchandise purchasing. John Burden is no longer a Director of the Company, but did serve as a Director during the early portion of fiscal 2011 and until June 23, 2011. Mr. Hinds received a salary of $222,500 and a bonus of $98,256 for his services with the Company during fiscal 2011 and was awarded 6,500 stock options and 3,500 shares of restricted stock, each of which was scheduled to vest in 1/3 increments each year beginning on the first anniversary of the grant date. Mr. Hinds did not exercise any stock options in fiscal 2011.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation and Benefits Committee are John J. Mahoney, Betsy S. Atkins, Stephen E. Watson and Andrea M. Weiss. None of the members of the Compensation and Benefits Committee have at any time been an officer or employee of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on a review of the forms, reports and certificates filed with the Company by the Company’s directors and officers and the holders of more than 10% of the Company’s common stock, we believe all Section 16(a) filing requirements were complied with by such persons during or with respect to the fiscal year ended January 28, 2012.

SECURITY OWNERSHIP

The following tables set forth, as of April 13, 2012, the number of shares of the Company’s common stock beneficially owned by (1) each of its directors and nominees to become a director, (2) each NEO as defined under applicable SEC rules, (3) all directors and executive officers as a group and (4) each person known to the Company as having beneficial ownership of more than 5% of the Company’s common stock together with such person’s address.

Stock Ownership of Directors and Executive Officers

Directors/Executive Officers	Current Beneficial Holdings (1)(3)		Shares Subject to Options (2)	Total Beneficial Ownership (1)	Percent of Class

David F. Dyer	666,756		420,002	1,086,758	*

Pamela K Knous	105,832		-	105,832	*

Kent A. Kleeberger	217,272		126,666	343,938	*

Donna M. Colaco	283,189		128,333	411,522	*

Cynthia S. Murray	272,921		138,333	411,254	*

Laurie Van Brunt	154,098		33,333	187,431	*

Verna K. Gibson	802,579	(4)	70,000	872,579	*

Ross E. Roeder	168,946		70,000	238,946	*

Betsy S. Atkins	23,079		20,000	43,079	*

David F. Walker	47,996		30,000	77,996	*

John J. Mahoney	68,996		10,000	78,996	*

Andrea M. Weiss	35,042	(5)	-	35,042	*

Stephen E. Watson	7,282		-	7,282	*

All Directors and Executive Officers as a Group (19 persons)	3,297,135		1,777,331	5,074,466	3.0%

*	Less than one percent

(1)	Beneficial ownership of shares, as determined in accordance with applicable SEC rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Represents shares that may be acquired currently or within sixty days after April 13, 2012 through the exercise of stock options. The exercise price of options is the market price of Chico’s common stock on the date of grant and is not discounted. Directors and officers realize value from options only when exercised and only to the extent that the price of Chico’s common stock on the exercise date exceeds the price of the common stock on the grant date.

(3)	The shares listed also include restricted stock which have not yet vested and which are subject to forfeiture as follows: Mr. Dyer, 203,243; Ms. Knous, 105,000; Mr. Kleeberger, 120,557; Ms. Colaco, 215,001; Ms. Murray, 240,001; Ms. Van Brunt, 145,001; Ms. Gibson, 7,877; Mr. Roeder, 7,877; Ms. Atkins, 7,877; Mr. Walker, 7,877; Mr. Mahoney, 7,877 and Ms. Weiss, 7,877.

(4)	Includes 135,069 shares owned by Ms. Gibson’s husband, 125,000 shares owned by Ms. Gibson’s grantor trusts and 125,000 shares owned by the grantor trusts of Ms. Gibson’s husband. Also includes 6,000 shares held by a trust for the benefit of one grandchild of which Ms. Gibson’s husband is the trustee, 6,000 shares held by a separate trust for the benefit of another grandchild of which Ms. Gibson’s husband is the trustee, 7,970 shares held by a separate trust for the benefit of another grandchild of which Ms. Gibson’s husband is the trustee, and 4,000 shares held by Ms. Gibson’s husband as custodian for another grandchild in a Uniform Transfers to Minors Act (“UTMA”) account. Ms. Gibson disclaims beneficial ownership of the aggregate 23,970 shares held in these trusts for the grandchildren and in the UTMA account. 201,000 shares directly owned by Ms. Gibson are subject to a pledge as security for real estate.

(5)	1,000 shares directly owned by Ms. Weiss are subject to a pledge in support of a margin account at a brokerage firm.

Stock Ownership of Certain Beneficial Owners

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
BlackRock, Inc. (and other related entities) 40 East 52nd Street New York, NY 10022	10,639,496	(2)	6.2%
Frontier Capital Management Co., LLC. 99 Summer Street Boston, MA 02110	9,651,500	(3)	5.6%

(1)	Beneficial ownership of shares, as determined in accordance with applicable SEC rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Based on information contained in Amendment No. 1 of Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc. As reported in such filing, BlackRock, Inc. has sole dispositive power and sole voting power over all 10,639,496 shares.

(3)	Based on information contained in Amendment No. 2 of Schedule 13G filed with the SEC on February 13, 2012 by Frontier Capital Management Co., LLC (“Frontier”). As reported in such filing, such shares are owned as follows: (i) 9,651,500 shares held by Frontier with respect to which it has sole dispositive power and (ii) 6,080,171 shares of which it has sole voting power.

10b5-1 Trading Plans

We permit our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, which allows stockholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow stockholders to buy or sell shares of the Company’s common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of May 4, 2012, none of the Company’s stockholders, officers or directors were known by the Company to have adopted and have in effect a Rule 10b5-1 trading plan. However, directors and officers have carried out such plans in the past and may adopt such plans in the future.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2013 ANNUAL MEETING

Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders and included in the proxy statement for that meeting must be received by management of the Company at its executive offices on or before January 6, 2013.

The Company’s Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders’ meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days notice or prior to public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

A stockholder’s notice with respect to a proposal to be brought before the annual meeting must set forth in addition to the matters required to be set forth by the General Rules under the Securities Exchange Act of 1934 the following: (i) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (iv) any financial interest of the stockholder in such proposal.

A stockholder’s notice with respect to a director nomination must set forth (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) all information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee director (including such person’s written consent to serve as a director if so elected). As to the stockholder providing such notice, such stockholder must set forth (i) the name and address, as they appear on the Company’s books, of the stockholder and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice.

The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

By Order of the Board of Directors,

A. ALEXANDER RHODES

Corporate Secretary

Dated: May 4, 2012

Appendix A

Chico’s FAS, Inc.

2012 Omnibus Stock and Incentive Plan

(Effective     , 2012)

As Approved By the Company’s Stockholders on                     , 2012

Chico’s FAS, Inc.

2012 Omnibus Stock and Incentive Plan

i

ii

iii

Chico’s FAS, Inc.

2012 Omnibus Stock and Incentive Plan

(Effective                     , 2012)

ARTICLE 1

ESTABLISHMENT; PURPOSE; AWARDS

1.1 Establishment; Purpose.    Chico’s FAS, Inc. (the “Company”) hereby establishes the Company’s 2012 Omnibus Stock and Incentive Plan, as approved by the Company’s stockholders on                     , 2012 (the “Plan”). The purpose of the Plan is to (i) attract and retain Participants as long-term employees or directors; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other stockholders through compensation based on the Company’s common stock; and, as a result of the foregoing, promote the long-term financial interest of the Company and its stockholders.

1.2 Types of Awards Under Plan.    Under the Plan, the Company may grant Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Awards, and Restricted Stock Units.

ARTICLE 2

DEFINITIONS

The following words and terms as used herein shall have that meaning set forth in this Article 2, unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural and vice versa, and the masculine gender shall be deemed to include the feminine gender.

2.1 “Award(s)” shall mean any award or benefit granted or awarded under the Plan, including, without limitation, Options, Restricted Stock, Stock Appreciation Rights, Performance Awards, and Restricted Stock Units.

2.2 “Award Agreement(s)” shall mean any document, agreement or certificate deemed by the Committee as necessary or advisable to be entered into with or delivered to a Participant in connection with or as a condition precedent to the valid completion of the grant of an Award under the Plan. Award Agreements include Stock Option Agreements, Stock Appreciation Right Agreements, Performance Award Agreements, and Restriction Agreements.

2.3 “Board” or “Board of Directors” shall mean the Board of Directors of the Company.

2.4 “Change in Control” shall mean:

(a) a change in control of the Company of a nature that is required, pursuant to the Exchange Act to be reported in response to Item 1.01 of a Current Report on Form 8-K or Item 6(e) of Schedule 14A, in each case, as such requirements are in effect on January 1, 2012;

(b) the adoption by the Company of a plan of dissolution or liquidation;

(c) the closing of a sale of all or substantially all of the assets of the Company;

(d) the closing of a merger, reorganization or similar transaction (a “Transaction”) involving the Company in which the Company is not the surviving corporation or, if the Company is the surviving corporation, immediately following the closing of the Transaction, persons who were stockholders of the Company immediately prior to the Transaction own less than 65% of the combined voting power of the surviving corporation’s voting securities; or

(e) the acquisition of “Beneficial Ownership” (as defined in Rule 13d-3 under the Exchange Act as in effect on January 1, 2012) of the Company’s securities comprising 35% or more of the combined voting power of the Company’s outstanding securities by any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act and the rules and regulations promulgated thereunder, but not including any trustee or fiduciary acting in that capacity for an employee benefit plan sponsored by the Company) and such person’s “affiliates” and “associates” (as those terms are defined under the Exchange Act).

Notwithstanding any provision above to the contrary, no Change in Control shall be deemed to have occurred with respect to any particular Participant by virtue of a transaction, or series of transactions, that results in the Participant, or a group of persons including the Participant, acquiring the Beneficial Ownership of more than 35% of the combined voting power of the Company’s outstanding securities.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Reference to a specific section of the Code shall include a reference to any successor or replacement provision.

2.6 “Committee” shall mean the Compensation and Benefits Committee of the Board of Directors, as defined in Article 5.

2.7 “Common Stock” shall mean the common stock, par value $.01 per share of the Company.

2.8 “Company” shall mean Chico’s FAS, Inc. and its successors.

2.9 “Employee” shall mean any employee of the Company or of a Subsidiary. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under the Plan.

2.10 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

2.11 “Fair Market Value” of a share of Common Stock means, as of any date, the value of a share of the Common Stock determined as follows:

(a) if the Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported;

(b) if the Common Stock is publicly traded but is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; or

(c) if none of the foregoing is applicable, by the Committee in good faith.

2.12 “Incentive Stock Option” or “ISO” shall mean an Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.13 “Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.

2.14 “Non-Employee Director” shall mean (a) a member of the Board of Directors who is not an Employee or (b) a member of the board of directors (or comparable governing body) of a Subsidiary who is not an Employee.

2.15 “Non-Qualified Stock Option” or “NSO” shall mean an Option that is not intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.16 “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option granted in accordance with the provisions of Article 6.

2.17 “Option or SAR Period” is defined in Section 6.6.

2.18 “Participant” shall mean any Employee or any Non-Employee Director to whom an Award is granted under the Plan or who holds an outstanding Award.

2.19 “Performance Award” shall mean a right to receive, in cash or Common Stock (as determined by the Committee in accordance with the provisions of Article 7), an award which is contingent on the achievement of one or more performance goals.

2.20 “Performance Award Agreement” is defined in Section 7.4.

2.21 “Performance-Based Exception” shall mean the performance-based exception from the tax deductibility limitation imposed by Section 162(m) of the Code, as set forth in Section  162(m)(4)(C) of the Code.

2.22 “Performance Measures” are defined in Section 7.5.

2.23 “Plan” shall mean the Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan, as set forth herein and as further amended from time to time.

2.24 “Plan Administrator” shall mean the Company’s Chief Human Resources Officer, or such other person designated by the Committee to act as Plan Administrator.

2.25 “Restricted Stock” shall mean shares of Common Stock subject to the provisions of Article 7 and granted in an Award in accordance with the provisions of Article 7.

2.26 “Restricted Stock Units” shall mean the right to receive shares of Common Stock or the cash equivalent thereof subject to the provisions of Article 7 granted as an Award in accordance with the provisions of Article 7.

2.27 “Restriction Agreement” is defined in Section 7.2.

2.28 “Restriction Period” is defined in Section 7.1.

2.29 “Securities Exchange Act of 1934” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor or replacement statute or regulation of similar import.

2.30 “Stock Appreciation Right” or “SAR” shall mean a right to receive upon exercise of the SAR, in cash or Common Stock (as determined in accordance with the provisions of Article 6), value equal to (or otherwise based on) the excess of (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise, over (b) the SAR Price established by the Committee.

2.31 “Stock Appreciation Right Agreement” is defined in Section 6.1.

2.32 “Stock Option Agreement” is defined in Section 6.1.

2.33 “Subsidiary” shall mean any corporation that at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” contained in Section 424(f) of the Code.

2.34 “Substitute Awards” shall mean Awards granted or shares of Common Stock issued by the Company upon assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any subsidiary or with which the Company or any Subsidiary combines.

ARTICLE 3

ELIGIBLE PERSONS

3.1 Eligibility.    All Employees and Non-Employee Directors are eligible to participate in the Plan. The Company may grant an Award to any Employee who is in the employ of the Company or any Subsidiary on the date of a grant of such Award. The Company may grant an Award (other than an Incentive Stock Option) to any person who is a Non-Employee Director on the date of a grant of such Award.

3.2 Selection of Participants.

(a) Subject to the provisions of the Plan, the Committee may, from time to time, select from all Employees those to whom Awards shall be granted and shall determine the nature and size of each Award.

(b) Notwithstanding any other provision herein to the contrary, the Board of Directors shall determine the discretionary Awards to be granted to the Non-Employee Directors in accordance with the Company’s compensation program for Non-Employee Directors, as such program may be determined from time to time.

3.3 General Effect of Award.    Each Participant to whom the Committee or the Board of Directors has granted an Award shall be bound by the terms of the Plan and the Award Agreement applicable to him or her.

ARTICLE 4

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1 Sources of Shares Available for Grants and Limits on Shares Subject to the Plan.    The Common Stock for which Awards are granted under the Plan shall be subject to the following conditions and limitations:

(a) The shares of Common Stock with respect to which Awards are made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions for use under the Plan.

(b) The maximum aggregate number of shares of Common Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (i) seven million (7,000,000) shares of Common Stock; (ii) any shares of Common Stock available for future awards under any prior option plan of the Company (the “Prior Plans”) as of the Effective Date (including without limitation the 1992 Stock Option Plan, the 1993 Stock Option Plan, the 2002 Omnibus Stock and Incentive Plan and the Non-Employee Directors’ Stock Option Plan); and (iii) any shares of Common Stock that are represented by awards granted under any Prior Plans which are forfeited, expire or are canceled without delivery of shares of Common Stock.

(c) To the extent provided by the Committee (or by the Board with respect to any Awards granted to Non-Employee Directors), any Award may be settled in cash rather than Common Stock. To the extent any shares of Common Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Common Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

(d) If the exercise price of any Option granted under the Plan or any Prior Plan is satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. Only the net shares, if any, issued in payment upon the exercise of a Stock Appreciation Right shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

(e) Substitute Awards shall not reduce the shares of Common Stock authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

4.2 Maximum Awards.    Subject to Section 4.3, the following additional limitations on the maximum numbers of shares of Common Stock in the case of certain Awards are imposed under the Plan:

(a) The maximum number of shares of Common Stock that may be covered by Awards of Stock Options or Stock Appreciation Rights granted to any one individual shall be seven hundred fifty thousand (750,000) shares during any one calendar-year period.

(b) For Performance Awards denominated in shares of Common Stock, Restricted Stock and Restricted Stock Units that are intended to qualify for the Performance-Based Exception, no more than seven hundred fifty thousand (750,000) shares of Common Stock may be subject to such Awards granted to any one individual during any one-calendar-year period. If, after shares have been earned, the delivery is deferred, any additional shares attributable to dividends during the deferral period shall be disregarded.

(c) With respect to Performance Awards denominated in cash that are intended to qualify for the Performance-Based Exception, the maximum dollar value payable to any one individual during any one-calendar-year period is $10 million.

(d) Solely for purposes of determining whether shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 7,000,000.

4.3 Adjustments to Limitations.    The number of shares and the limitations on the number of shares set forth in each of the foregoing provisions of this Article 4 shall be subject to adjustment as provided in Section 8.1.

ARTICLE 5

ADMINISTRATION

5.1 General.    Except as otherwise determined by the Board of Directors in its discretion or as otherwise expressly provided for in this Article 5, the Plan shall be administered by the Committee, or if no Committee is appointed and serving as provided herein, by the full Board of Directors. The Committee shall consist of not less than two (2) nor more than five (5) persons, each of whom shall be a member of the Board and a “non-employee director” (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934) and who also qualify both as “outside directors” within the meaning of Section 162(m) of the Code and the related regulations and as “independent” as set forth under the applicable stock exchange requirements. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors.

5.2 Power and Authority.    Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion:

(a) to interpret the Plan and the Awards granted hereunder, including whether the terms and conditions (including performance goals) applicable to an Award have been satisfied, and to prescribe, amend and rescind rules and regulations relating to the Plan and the Awards granted hereunder;

(b) to determine the terms and conditions of any Awards granted hereunder, including, but not limited to, and as applicable, determinations as to the Participants to receive Awards, the form of Award, the price, vesting provisions (including the ability of a Non-Employee Director to elect to defer the vesting of an Award made pursuant to Section 7.3 of the Plan), restrictions or limitations relating to any Award, performance goals, the amount and timing of such Awards, any other terms and provisions of such Awards, and the Award Agreements evidencing the same, which need not be uniform and which the Committee may make selectively among Participants who receive, or who are to receive, Awards under the Plan, whether or not the Participants are similarly situated;

(c) to grant dividend equivalents upon Awards (other than Restricted Stock for which Participants are entitled to receive dividends and other distributions paid with respect to shares of Common Stock so held), provided such grants shall only be made upon such terms and conditions as will satisfy the requirements under Section 409A of the Code and provided further, that any such dividend equivalents shall be subject to the terms and conditions imposed by the Committee, which shall include, among other things, that dividend equivalents shall be paid, if at all, only if the underlying Award is earned under the Plan;

(d) to amend the terms and conditions of any Award Agreement after the grant of the Award to which such Award Agreement relates, subject to the terms and conditions of the Plan, in a manner that is not adverse to the rights of the Participant receiving such Award as set forth in the Award Agreement or under the Plan; and

(e) to make all other determinations necessary or advisable for the administration of the Plan and Awards.

With respect to the Non-Employee Directors, the authority conferred by this Section 5.2 shall rest with the Board of Directors and not the Committee.

5.3 Other Factors; Determinations Final.    In making determinations under this Article 5, the Committee or the Board, as the case may be, may take into account the nature of the services rendered by the respective Participant, their present and potential contributions to the success of the Company and such other factors as the Committee or the Board, in its discretion, deems relevant. The Committee’s determination and the Board’s determination on all of the matters referred to in this Article 5 shall be final, conclusive and binding on all persons.

5.4 Quorum; Actions.    The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. The acts of a majority of the Committee in meetings at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be valid acts of the Committee.

5.5 Delegation.    Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee and the Board shall have the authority to delegate administrative duties, including the authority to respond to and decide claims or appeals under the Plan and to interpret the Plan terms, to one or more of its members, to the Plan Administrator or to any other person or persons selected by it. Notwithstanding the foregoing, neither the Committee or the Board may delegate its authority with respect to (a) non-ministerial actions with respect to Insiders; (b) non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (c) certifying that any performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception have been satisfied. Any such allocation or delegation may be revoked by the Committee or the Board, as the case may be, at any time.

5.6 No Liability; Indemnification.    No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the person shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract or under a policy of insurance, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 6

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 General Method of Grant.    Each Option or Stock Appreciation Right granted under the Plan to Employees shall be authorized by the Committee and each Option or Stock Appreciation Right granted under the Plan to Non-Employee Directors shall be authorized by the Board. Each Option or Stock Appreciation Right shall be evidenced by a written Award Agreement in such form as the Committee or the Board, as the case may be, from time to time shall approve or authorize (with respect to Options, the “Stock Option Agreement,” with respect to Stock Appreciation Rights, the “Stock Appreciation Right Agreement”), which shall be executed by the Company and by the Participant, and shall be subject to the terms and conditions of this Article 6.

6.2 Number of Shares.    The number of shares of Common Stock covered by an Option or SAR granted to an Employee shall be established in each case by the Committee on or as of the date of grant. The number of shares of Common Stock covered by an Option or SAR granted to a Non-Employee Director shall be established in each case by the Board on or as of the date of grant.

6.3 Option or SAR Price.

(a) The price at which shares of Common Stock covered by each Option granted to an Employee may be purchased pursuant thereto shall be established or determined by a method established in each case by the Committee on or as of the date of grant and such price or method shall be stated in the Stock Option Agreement; provided, however, that, other than in connection with Substitute Awards, the purchase price shall be an amount not less than the Fair Market Value of the shares of Common Stock on the date the Option is granted.

(b) With respect to Options granted to a Non-Employee Director, the price at which shares of Common Stock covered by each such Option may be purchased pursuant thereto shall be established or determined by a method established in each case by the Board on or as of the date of grant and such price or method shall be stated in the Stock Option Agreement; provided, however, that the purchase price shall be an amount not less than the Fair Market Value of a share of Common Stock on the date of grant.

(c) With respect to SARs, the SAR Price upon which the SAR value is determined at the time of exercise shall be established or determined by a method established in each case by the Committee or Board, as applicable, on or as of the date of grant and such SAR Price or method shall be stated in the Stock Appreciation Right Agreement; provided, however, that, other than in connection with Substitute Awards, the SAR Price shall be an amount not less than the Fair Market Value of a share of Common Stock on the date of grant.

6.4 Date of Grant.    The date on which or as of which the Committee or the Board, as the case may be, approves the grant of an Option or SAR and all corporate action has been taken which creates a legally binding right to the grant of the Option or SAR shall be considered to be the respective “date of grant” for all purposes under the Plan.

6.5 Method of Payment.    The purchase price of the shares of Common Stock which may be purchased pursuant to each Option shall be subject to the following:

(a) Subject to the other provisions of this Section 6.5, the full price for shares of Common Stock purchased upon exercise of any Option shall be paid at the time of exercise (except that, in the case of an exercise arrangement approved by the Committee or the Board, as the case may be, and described in Section 6.5(c), payment may be made as soon as practicable after the exercise).

(b) The Option price shall be payable (A) in United States dollars in cash or by check, bank draft or money order payable to the order of the Company, (B) by the delivery of shares of Common Stock already owned by the Participant, in a manner acceptable to the Committee or the Board, as the case may be; (C) by withholding shares of Common Stock otherwise issuable in connection with the exercise of the Option; (D) by any other legally permissible means acceptable to the Committee or the Board, as the case may be, specified in the Stock Option Agreement; or (E) at the discretion of the Committee or the Board, as the case may be, through a combination of some or all of the preceding payment methods provided such combination is specified in the Stock Option Agreement. Shares of Common Stock delivered as payment will be valued at their Fair Market Value on the day of delivery for the purpose of determining the extent to which the Option purchase price has been paid thereby, or as otherwise determined by the Committee or the

Board, as the case may be, in its respective discretion pursuant to any reasonable method contemplated by Section 422 of the Code.

(c) To the extent permitted by applicable law and regulations, the Committee or the Board, as the case may be, may permit a Participant to elect to pay the Option purchase price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire purchase price and any tax withholding resulting from such exercise and sale.

6.6 Option or SAR Exercise Period.    Each Stock Option Agreement or Stock Appreciation Right Agreement with respect to any Option or, as applicable, SAR, shall provide that the Option or SAR may be exercised by the Participant in such portions and at such times as may be specified in such Stock Option Agreement or Stock Appreciation Right Agreement, subject to an Option or SAR Period ending not later than ten (10) years after the date of grant; provided, however, that the Option or SAR Period shall end on the date specified in such Stock Option Agreement or Stock Appreciation Right Agreement or, with respect to any Option or SAR granted to an Employee, if earlier, the ending date of the period specified in the next sentence. An Option or SAR granted to an Employee may be exercised only during the Option or SAR Period and only during the continuance of the Participant’s employment with the Company or a Subsidiary; provided, the Committee or the Board, as applicable, and in its discretion, may permit a Participant to exercise an Option or SAR post-termination of employment at such time and in such manner as is set forth in the Participant’s Stock Option Agreement or Stock Appreciation Right Agreement.

6.7 Exercise and Vesting of Options and SARs.

(a) The Committee or the Board, as applicable, shall determine the vesting and exercise provisions applicable to an Option or SAR, which provisions shall be reflected in the Stock Option Agreement or Stock Appreciation Right Agreement.

(b) Notwithstanding the foregoing, a Participant shall become 100% vested in the number of shares of Common Stock originally covered by an Option or SAR in the event Participant dies or becomes totally and permanently disabled (as determined in the sole discretion of the Committee) while still employed by the Company or upon a Change in Control, provided upon such Change in Control, vesting will occur only if either (1) the successor company does not assume, convert, continue or otherwise replace the Option or SAR on proportionate and equitable terms or (2) the Participant is terminated without cause within twelve (12) months following the Change in Control.

6.8 Multiple Grants in Single Agreement.    In the discretion of the Committee, a single Stock Option Agreement may include both Incentive Stock Options and Non-Qualified Stock Options, or separate Stock Option Agreements may be set forth for Incentive Stock Options and Non-Qualified Stock Options.

6.9 Other Provisions.    The Stock Option Agreements and Stock Appreciation Right Agreements under the Plan may contain such other terms, provisions and conditions not inconsistent with the Plan as shall be determined by the Committee or the Board, as the case may be, in its discretion, including, without limitation, provisions: (i) relating to the vesting and termination of Options or SARs; (ii) relating to exercisability of Options or SARs, including without limitation immediate exercisability and separate vesting of the rights to shares of Common Stock acquired upon exercise; (iii) restricting the transferability of such shares during a specified period; and (iv) requiring the resale of such shares to the Company, at a price as specified in the Stock Option Agreement or

Stock Appreciation Right Agreement, if the Participant’s employment by the Company terminates prior to a time specified in the Stock Option Agreement or Stock Appreciation Right Agreement.

6.10 Special Provisions for Incentive Stock Options.    Each Option that is intended to qualify as an Incentive Stock Option pursuant to Section 422 of the Code, and each Option that is intended to qualify as another type of incentive stock option that may subsequently be authorized by law, shall comply with the applicable provisions of the Code pertaining to such options. Accordingly, the provisions of the Plan with respect to Incentive Stock Options shall be construed in a manner consistent with such requirements, and no person shall be eligible to receive any Incentive Stock Options under the Plan if such person would not be able to qualify for the benefits of incentive stock options under Section 422 of the Code. Without limitation on the foregoing, and notwithstanding the foregoing provisions of this Section 6.10, if any Incentive Stock Option is granted to any person at a time when such person owns, within the meaning of Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the employer corporation (or a parent or subsidiary of such corporation within the meaning of Section 424 of the Code), the price at which each share of Common Stock covered by such Option may be purchased pursuant to such Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Common Stock at the time the Option is granted, and such Option must be exercised in no event later than the fifth anniversary of the date on which the Option was granted. Moreover, as long as and to the extent required by the Code, the aggregate Fair Market Value (determined as of the time an Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant in any calendar year under the Plan and under all other incentive stock option plans of the Company and any parent and subsidiary corporations of the Company (as those terms are defined in Section 424 of the Code) shall not exceed $100,000.

ARTICLE 7

PERFORMANCE AWARDS, RESTRICTED STOCK

AND RESTRICTED STOCK UNITS

7.1 Awards of Performance Awards, Restricted Stock or Restricted Stock Units; Restriction Period.

(a) At the time of an Award of a Performance Award, Restricted Stock or Restricted Stock Units, there shall be established for each Participant a restriction period (the “Restriction Period”), which shall lapse upon one or more of the following events, as set forth in the Award Agreement (i) the completion of a period of time (“Time Goal”) as shall be determined by the Committee or the Board, as the case may be, (ii) the achievement of stock price goals within certain time periods (“Price/Time Goal”) as shall be determined by the Committee or the Board, as the case may be, or (iii) the achievement of performance or other objectives (“Performance Goal”) as shall be determined by the Committee or the Board, as the case may be.

(b) Unless otherwise determined and approved by the Committee or the Board, as the case may be, pursuant to Section 7.1(a), and except as otherwise provided in Section 8.3, with respect to any Award of Restricted Stock or Restricted Stock Units which is to be subject to a Time Goal, such Time Goal established by the Committee or the Board, as the case may be, at the time of grant shall not provide for a lapse of the applicable restrictions more rapidly than would be permitted by the following schedule:

Time After Date of Grant	Shares as to Which Restriction Lapses
Less than 1 year	0%
1 year but less than 2 years	33 1/3%
2 years but less than 3 years	66 2/3%
3 years or more	100%

7.2 Restricted Stock.    The Committee or the Board, as the case may be, may award to any Participant shares of Common Stock, subject to this Article 7 and such other terms and conditions as the Committee or the Board may prescribe (“Restricted Stock”). Each certificate for Restricted Stock shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Plan Administrator. Restricted Stock awarded under the Plan shall be evidenced by a signed written agreement containing such terms and conditions as the Committee or the Board, as the case may be, may from time to time determine in its discretion (the “Restriction Agreement”). Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the Restriction Period. Except for such restrictions on transfer, the Participant as owner of such Restricted Stock shall have all the rights of a holder of such Common Stock. If provided in the Restriction Agreement approved by the Committee at the time of grant, a Participant may transfer Restricted Stock to a trust, provided that the Committee or the Board, as the case may be, may require that the Participant submit an opinion of his or her legal counsel, satisfactory to the Committee or the Board, as the case may be, that such holding has no adverse tax or securities law consequences for the Company. With respect to Restricted Stock that is issued subject to a Time Goal, a Price/Time Goal or a Performance Goal, the Plan Administrator shall redeliver to the Participant (or the Participant’s legal representative or designated beneficiary) the certificates deposited pursuant to this Section 7.2 at the expiration of the Restriction Period. Notwithstanding the foregoing, if Restricted Stock is issued subject to a Time Goal, a Price/Time Goal or Performance Goal and the Committee or the Board, as the case may be, determines that a Participant has not achieved the Time Goal, the Price/Time Goal or the Performance Goal before the end of the Restriction Period, the Participant shall have no further rights with respect to the Restricted Stock, all such shares shall be forfeited and the Committee shall have the right to complete a blank stock power in order to return such shares to the Company.

7.3 Restricted Stock Units.    The Committee or the Board, as the case may be, may award to a Participant a right to receive Common Stock or the cash equivalent of the Fair Market Value of the Common Stock, in the Committee’s or the Board’s discretion, at the end of the Restriction Period (“Restricted Stock Units”) subject to achievement of a Time Goal, a Price/Time Goal or a Performance Goal established by the Committee or the Board, as the case may be. Restricted Stock Units awarded under the Plan shall be evidenced by a signed written agreement containing such terms and conditions as the Committee or the Board, as the case may be, may from time to time determine in its discretion (the “Restriction Agreement”). With respect to Restricted Stock Units that are subject to a Time Goal, a Price/Time Goal or a Performance Goal, the Plan Administrator shall deliver notice to the Participant (or the Participant’s legal representative or designated beneficiary) at the end of the Restriction Period as to whether the Participant has achieved the Time Goal, the Price/Time Goal or the Performance Goal, as the case may be. If the Committee or the Board, as the case may be, determines that a Participant has not achieved the Time Goal, the Price/Time Goal or the Performance Goal, as the case may be, before the end of the Restriction Period, the Participant shall have no further rights with respect to the Restricted Stock Units.

7.4 Performance Awards.    The Committee or the Board, as the case may be, may award to a Participant a right to receive Common Stock or a certain cash amount, in the Committee’s or the Board’s discretion, at the end of the Restriction Period (“Performance Awards”) subject to achievement of one or more performance goals established by the Committee or the Board, as the case may be. Performance Awards awarded under the Plan shall be evidenced by a signed written agreement containing such terms and conditions as the Committee or the Board, as the case may be, may from time to time determine in its discretion (the “Performance Award Agreement”). The Plan Administrator shall deliver notice to the Participant (or the Participant’s legal representative or designated beneficiary) at the end of the Restriction Period as to whether the Participant has achieved the performance goal(s). If the Committee or the Board, as the case may be, determines that a Participant has not achieved the performance goal(s) before the end of the Restriction Period, the Participant shall have no further rights with respect to the Performance Awards.

7.5 Performance Based Compensation.    The Committee may designate whether any Performance Award, Restricted Stock and Restricted Stock Units being granted to any Participant is intended to be qualify for the Performance-Based Exception. Any such Performance Award, Restricted Stock or Restricted Stock Units designated as intended to qualify for the Performance-Based Exception shall be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Code, and shall include at least a one (1) year performance period. The performance measures (“Performance Measures”) that may be used by the Committee, or as applicable, the Board, for such Awards shall be based on any one or more of the following, as selected by the Committee or Board, as applicable: net sales; comparable sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel. The Performance Measures may be expressed in terms of absolute growth, cumulative growth, percentage growth, a designated absolute amount, percentage of sales, and per share value of Common Stock outstanding. In addition, the Performance Measures may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the Company’s performance relative to the performance of one or more companies or an index covering multiple companies. The Committee may also exclude, if provided in the Award Agreement, charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. For Performance Awards, Restricted Stock or Restricted Stock Units intended to qualify for the Performance-Based Exception, the grant of the Performance Award, Restricted Stock or Restricted Stock Units, the establishment of the performance measures and the certification as to whether such performance goals have been satisfied shall be made in a manner and during the period required under Section 162(m) of the Code.

ARTICLE 8

MISCELLANEOUS

8.1 Adjustment of Number of Shares, Etc.

(a) Division/Combination of Shares.    In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or other division or consolidation of shares or the payment of a stock dividend (but only on Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without any receipt of consideration by the Company, then, in any such event, the number of shares of Common Stock that remain available under the Plan, the number of shares covered by each outstanding Option or SAR, the exercise price per share covered by each outstanding Option or SAR, the purchase price per share and the number and any purchase price for any other Awards involving Common Stock (or equivalents) granted but not yet issued, in each case, shall be proportionately and appropriately adjusted for any such increase or decrease.

(b) Change Affecting Shares of Common Stock.    Subject to any required action by the stockholders, if any change occurs in the Common Stock by reason of any recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting Common Stock, then, in any such event, the number and type of shares of Common Stock then covered by each outstanding Option or SAR, the purchase price per share covered by each outstanding Option or SAR and the purchase price per share and the number and any purchase price for any other Awards involving Common Stock (or equivalents) granted but not yet issued, in each case, shall be proportionately and appropriately adjusted for any such change.

(c) Change in Par Value.    In the event of a change in the Common Stock as presently constituted that is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any change shall be deemed to be Common Stock within the meaning of the Plan.

(d) Discretion Concerning Adjustments.    To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be required to be made and, with respect to any Incentive Stock Option granted pursuant to Article 6, such adjustment shall be done in a manner that causes such Option to continue to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(e) No Affect on Company’s Right to Adjust.    The existence of the Plan, or the grant of an Option or other Award under the Plan, shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate, or to dissolve, to liquidate, to sell, or to transfer all or any part of its business or assets.

8.2 Transferability.    Except as otherwise provided by the Committee or the Board, as the case may be, Awards granted under the Plan shall be non-transferable, and its terms shall state that it is non-transferable and that, during the lifetime of the Participant, shall be exercisable only by the Participant; notwithstanding the foregoing, Awards shall be transferable by will or the laws of descent and distribution.

8.3 Change in Control.    In the event of a Change in Control, any Award subject to a Time Goal shall become fully vested without regard to any other terms of the Award but only if either (a) the successor company does not assume, convert, continue, or otherwise replace the Award on proportionate and equitable terms or (2) the Participant is terminated without cause within twelve (12) months following the Change in Control. The treatment upon a Change in Control of an Award that is subject to a Performance Goal shall be governed by the terms of the applicable Award Agreement.

8.4 Beneficiary Designation.    Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit (other than an Option) under the Plan is to be paid in case of his or her death before the Participant receives any or all of such benefit. Each designation will be effective only with the written consent of the Participant’s spouse and will revoke all prior designations by that Participant, shall be in the form prescribed by the Plan Administrator, and will be effective only when filed by the Participant in writing with the Plan Administrator during his or her lifetime. In the absence of any such designation, benefits (other than those under Options) that are vested and remain unpaid at the Participant’s death shall be paid to his or her estate.

8.5 Tax Withholding.

(a) Power to Withhold; Methods to Satisfy.    The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding or other tax due from the Company with respect to any amount payable and/or shares issuable under the Plan, and the Company may defer such payment or issuance unless indemnified to its satisfaction. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any federal, state or local withholding tax liability. The Committee or the Board, as the case may be, in its discretion, and subject to such requirements as the Committee or the Board may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Common Stock which the Participant already owns, or through the surrender of shares of Common Stock to which the Participant is otherwise then entitled under the Plan, provided, only the minimum amount required to satisfy statutory requirements shall be withheld.

(b) Irrevocable Elections by Participants.    Subject to the consent of the Committee or the Board, as the case may be, with respect to (i) the exercise of a Non-Qualified Stock Option, (ii) the lapse of restrictions on Restricted Stock, or (iii) the issuance of any other stock Award under the Plan, a Participant may make an irrevocable election (an “Election”) to (A) have shares of Common Stock otherwise issuable under (i) withheld, or (B) tender back to the Company shares of Common Stock received pursuant to (i), (ii) or (iii), or (C) deliver back to the Company pursuant to (i), (ii), or (iii) previously acquired shares of Common Stock having a Fair Market Value sufficient to satisfy all or part of the Participant’s estimated tax obligations associated with the transaction, provided only the minimum amount required to satisfy statutory requirements shall be withheld. Such Election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee or the Board, as the case may be, may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Award under the Plan that the right to make Elections shall not apply to such Awards.

8.6 Gender and Number.    Except where otherwise indicated by the context, words in the masculine gender when used in the Plan will include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

8.7 Choice of Law.    All questions concerning the construction, validity and interpretation of the Plan and all Awards made under the Plan shall be governed by the substantive laws of the State of Florida (but any provision of Florida law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Florida).

8.8 No Stockholder Rights.    No Participant hereunder shall have any rights of a stockholder of the Company by reason of being granted an Award under the Plan until the date on which he or she becomes a record owner of shares of Common Stock purchased upon the exercise of an Option or otherwise received under the Plan (the “record ownership date”). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions, or other rights for which the record date is prior to the record ownership date.

8.9 Amendments; Exchanges, Termination or Suspension.

(a) Amendment.    The Plan may be amended from time to time by written resolution of the Board of Directors; provided, however, that no Participant’s existing rights are adversely affected thereby without the consent of such person, and provided further that, without approval of the stockholders of the Company, no amendment shall (i) increase the total number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan, (ii) change the designation of the class of employees eligible to receive Awards, (iii) decrease the minimum Option or SAR price set forth in Section 6.3 of the Plan, (iv) extend the period during which an Option or Stock Appreciation Right may be exercised beyond the maximum period specified in the Plan, (v) otherwise materially modify the requirements as to eligibility for participation in the Plan, (vi) otherwise materially increase the benefits under the Plan, or (vii) withdraw the authority to administer the Plan as to Awards made to Employees from the Committee. Notwithstanding the foregoing, the Board may amend the Plan to incorporate or conform to requirements imposed by and amendments made to the Code or regulations promulgated thereunder which the Board deems to be necessary or desirable to preserve (A) incentive stock option status for outstanding Incentive Stock Options and to preserve the ability to issue Incentive Stock Options pursuant to the Plan, (B) the deductibility by the Company of amounts taxed to Plan Participants as ordinary compensation income, and (C) the status of any Award as exempt from registration requirements under any securities law for which the Award was intended to be exempt. The foregoing prohibitions in this Section 8.9 shall not be affected by adjustments in shares and purchase price made in accordance with the provisions of Section 8.1.

(b) Certain Exchanges, Etc., Stockholder Approval Required.    Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards or accept the surrender by the affected Participants of outstanding Awards (to the extent not previously exercised) and authorize the granting of a new Award in substitution therefore; provided, however, other than in connection with Section 8.1, the Committee shall not without the approval of the stockholders of the Company (i) lower the exercise price of an Option or Stock Appreciation Right, (b) cancel an Option or Stock Appreciation Right when the exercise price exceeds the Fair Market Value of the underlying shares of Common Stock in exchange for another Award or cash (other than in connection with Substitute Awards), and (c) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities market on which the Common Stock is traded. Notwithstanding the foregoing, no modification of an Award shall, without the consent of the affected Participant, adversely affect or otherwise impair any of the rights of the Participant or obligations of the Company under any outstanding Award previously granted under the Plan.

(c) Termination; Suspension.    The Board of Directors may terminate the Plan or any portion thereof at any time by written resolution. No suspension or termination shall impair the rights of Participants under outstanding Awards without the consent of the Participants affected thereby.

8.10 Listing and Registration of Common Stock.    Each Award shall be subject to the requirement that if at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the Common Stock that is the subject thereof or that is covered thereby upon any securities exchange or under any state or federal laws, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issuance or purchase of Common Stock thereunder, such Award may not be exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. Notwithstanding anything in the Plan to the contrary, if the provisions of this Section 8.10 become operative, and if, as a result thereof, the exercise of an Award is delayed, then and in that event, the term of the Award shall not be affected. Notwithstanding the foregoing or any other provision in the Plan, the Company shall have no obligation under the Plan to cause any shares of Common Stock to be registered or qualified under any federal or state law or listed on any stock exchange or admitted to any national marketing system.

8.11 Compliance with Applicable Laws.    Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

8.12 Stock Certificates; Book Entry.    To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

8.13 No Implied Rights to Employees.

(a) Existence of Plan.    The existence of the Plan shall in no way give any employee the right to continued employment, give any director the right to continued service on the Board, give any employee or director the right to receive any Awards or any compensation under the Plan, or otherwise provide any employee or director any rights not specifically set forth in the Plan or in any Award Agreement.

(b) Granting of Awards.    The granting of Awards under the Plan shall in no way give any employee the right to continued employment, give any director the right to continued service on the Board, give any employee or director the right to receive any additional Awards or any additional compensation under the Plan, or otherwise provide any employee or director any rights not specifically set forth in the Plan or in any Award Agreement.

8.14 Necessity for Delay.    If at any time the Committee or the Board, as the case may be, shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock covered by the Plan or any Award upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Plan, the offer, issue or purchase of shares of Common Stock thereunder, or the grant or exercise of any Award, the Plan shall not be effective as to later offerings of shares of Common Stock and grants of Awards to which such determination is applicable, and each outstanding Award to which such determination is applicable, by its terms, shall not be exercisable, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board, as the case may be. Notwithstanding the foregoing or any other provision in the Plan, the Company shall have no obligation under the Plan to cause any shares of Common Stock to be registered or qualified under any federal or state law or listed on any stock exchange or admitted to any national marketing system.

8.15 Use of Proceeds.    The proceeds received by the Company from the sale of Common Stock pursuant to an Award will be used for general corporate purposes.

8.16 No Obligation to Exercise.    The granting of any Award under the Plan shall impose no obligation upon any Participant to exercise such Award.

8.17 Assignment by Company; Third Party Beneficiaries.    The Company’s rights, benefits and remedies under the Plan and any Award Agreements shall be enforceable by the Company’s successors and assigns, whether by merger or otherwise, including without limitation, the Company’s rights to enforce and obtain the benefit of any restrictive covenants arising under any confidentiality, noncompetition, nonsolicitation, nonacceptance and/or “lock-up” agreement to which a Participant is a party (including without limitation, any agreement included as a part of the Award Agreement). It is the specific intent of the Company that any successor or assignee of the Company be a third-party beneficiary of any such agreement and that any restrictive covenants and other provisions in any such agreements are intended to benefit any such successors and assigns.

8.18 Effective Date.    The Plan has been approved by the Board of Directors and shall be effective upon the approval of the stockholders of the Company at the Company’s 2012 annual meeting (the “Effective Date”).

8.19 Term of the Plan.    The Plan shall be unlimited in duration and, in the event of complete Plan termination pursuant to Section 8.9 shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the earlier of (a) the ten-year anniversary of the original Effective Date (i.e.,                     , 2022) (except for Awards granted pursuant to commitments entered into prior to such ten-year anniversary) or (b) the date of a complete Plan termination pursuant to Section 8.9; and, provided further however that, upon any termination of only a portion of the Plan pursuant to Section 8.9 occurring prior to the ten year anniversary of the Effective Date, no Awards may be granted under the portion of the Plan so terminated after the date of such partial termination pursuant to Section 8.9.

8.20 409A Compliance.    Except with respect to Awards made to Non-Employee Directors pursuant to Section 7.3 of the Plan, the Company’s intent in entering into this Plan is that none of the Awards made hereunder constitute a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). As such, the Plan (except for Awards made to Non-Employee Directors pursuant to Section 7.3 of the Plan) shall be interpreted, administered and maintained in all respects in a manner consistent with such intent. With respect to Awards made to Non-Employee Directors pursuant to Section 7.3 of the Plan, the Plan is intended, in part, to provide for the “deferral of compensation” under Section 409A of the Code and, as a result, is intended to be subject to Section 409A of the Code. As such, Awards made to Non-Employee Directors pursuant to Section 7.3 of the Plan shall be interpreted, administered and maintained in all respects in a manner consistent with such intent.

CHICO’S FAS, INC. ATTN: Sandy Rhodes 11215 METRO PARKWAY FORT MYERS, FL 33966-1206

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VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote “FOR” the following nominees:
1.	Election of Directors	For	Against	Abstain
1	Ross E. Roeder	☐	☐	☐
2	Andrea M. Weiss	☐	☐	☐
The Board of Directors recommends you vote “FOR” proposals 2, 3 and 4.		For	Against	Abstain	NOTE: OTHER MATTERS: Unless a line is stricken through this sentence, the proxies herein named may in their discretion vote the shares represented by this Proxy upon such other matters as may properly come before the Annual Meeting. The shares represented by this Proxy will be voted in the manner directed herein only if this Proxy is properly executed and timely returned. If the undersigned does not specify a choice, the shares will be voted FOR all nominees for director listed on this Proxy, FOR approval of the Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan, FOR ratification of the appointment of Ernst & Young LLP as independent certified public accountants, FOR the advisory resolution approving executive compensation and in the discretion of the proxies for other matters that may properly come before the Annual Meeting.
2	PROPOSAL TO APPROVE THE CHICO’S FAS, INC. 2012 OMNIBUS STOCK AND INCENTIVE PLAN	☐	☐	☐
3	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	☐	☐	☐
4	ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 10K Wrap, Notice & Proxy Statement is/are available at www.proxyvote.com .

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CHICO’S FAS, INC.

Annual Meeting of Stockholders

June 21, 2012 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned, a stockholder of CHICO’S FAS, INC. (the “Company”), hereby appoints David F. Dyer, Pamela K Knous and A. Alexander Rhodes, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s National Store Support Center located at 11215 Metro Parkway, Fort Myers, Florida at 9:00 A.M., local time, on June 21, 2012 and any adjournments or postponements thereof (the “Annual Meeting”), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company’s Proxy Statement dated May 4, 2012 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified herein.

Continued and to be signed on reverse side

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